Exhibit 2.1

Agreement and plan of mergeR

by and among

INRAD OPTICS, INC.,

LUXIUM SOLUTIONS, LLC

and

INDIGO MERGER SUB, INC.

Dated as of April 8, 2024

-i-

-ii-

-iii-

Section 8.17	Company Disclosure Letter	67
Section 8.18	Definitions	67

EXHIBITS:

Exhibit A - Form of Voting Agreement
Exhibit B - Form of Conversion and Cancellation Agreement
Exhibit C - Amendments to Certificate of Incorporation

-iv-

AGREEMENT AND PLAN OF MERGER

This AGREEMENT AND PLAN OF MERGER (this “Agreement”), dated as of April 8, 2024, is by and among Inrad Optics, Inc., a New Jersey corporation (the “Company”), Luxium Solutions, LLC, a Delaware limited liability company (“Parent”), and Indigo Merger Sub, Inc., a Delaware corporation and a direct wholly-owned Subsidiary of Parent (“Merger Sub”).

WITNESSETH:

WHEREAS, Parent desires to acquire the Company, on the terms and subject to the conditions set forth in this Agreement;

WHEREAS, in furtherance of such acquisition of the Company by Parent, and on the terms and subject to the conditions set forth in this Agreement and in accordance with the New Jersey Business Corporation Act (the “NJBCA”), Merger Sub shall be merged with and into the Company (the “Merger”), with the Company surviving the Merger as a wholly-owned Subsidiary of Parent;

WHEREAS the Board of Directors of the Company (the “Company Board”) has (i) approved this Agreement and the Merger in accordance with the NJBCA and (ii) subject to Section 5.4, resolved to recommend the approval and adoption of this Agreement by the stockholders of the Company (such recommendation by the Company Board, the “Company Board Recommendation”);

WHEREAS, concurrently with the execution and delivery of this Agreement, and as a condition and inducement to Parent’s willingness to enter into this Agreement, each of the Specified Stockholders is entering into a Voting Agreement with Parent, in the form attached hereto as Exhibit A (each, a “Voting Agreement”);

WHEREAS, the boards of directors of Parent and Merger Sub have each approved this Agreement, and have (together with Parent in its capacity as the sole stockholder of Merger Sub) authorized Parent and Merger Sub, respectively, to enter into this Agreement and to consummate the transactions contemplated hereby, including the Merger; and

WHEREAS, concurrently with the execution of this Agreement, holders of all of the Company Convertible Notes (as defined below) have entered into an agreement in the form attached hereto as Exhibit B (the “Conversion and Cancellation Agreement”) with the Company, pursuant to which such holders have agreed, among other things, (i) to convert, prior to the record date of the Stockholders’ Meeting (as defined below), all of the Company Convertible Notes into Shares and Company Warrants (as such terms are defined below) in accordance with the Company Convertible Notes and (ii) agree that the Company Warrants so issued in such conversion would be cancelled and terminated for no consideration immediately prior to the Effective Time (as defined below), in each case upon the terms and subject to the conditions set forth therein.

NOW, THEREFORE, in consideration of the foregoing and the representations, warranties, covenants and agreements contained herein, and intending to be legally bound hereby, Parent, Merger Sub and the Company agree as follows:

ARTICLE I.

THE MERGER

Section 1.1            The Merger. At the Effective Time, on the terms and subject to the conditions set forth in this Agreement and in accordance with the NJBCA, Merger Sub shall be merged with and into the Company, whereupon the separate corporate existence of Merger Sub shall cease, and the Company shall continue as the surviving corporation in the Merger (the “Surviving Corporation”). The effects of the Merger shall be as provided in the NJBCA. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time, all the properties, rights, privileges, powers and franchises of the Company and Merger Sub shall vest in the Surviving Corporation, and all debts, liabilities, obligations and duties of the Company and Merger Sub shall become the debts, liabilities, obligations and duties of the Surviving Corporation.

Section 1.2            Closing. The closing of the Merger (the “Closing”) shall take place, (i) at 10:00 a.m. local time at the offices of Lowenstein Sandler LLP, 1251 Avenue of the Americas, New York, New York 10020, or remotely by exchange of documents and signatures (or their electronic counterparts), as soon as practicable, but no later than the second Business Day after the satisfaction or waiver (to the extent permitted by applicable Law) of the conditions set forth in Article VI (other than those conditions that by their terms are to be satisfied at the Closing, but subject to the satisfaction or waiver (to the extent permitted by applicable Law) of those conditions), or (ii) at such other place, date and time as the Company and Parent may agree in writing; provided that, without the prior written consent of Parent, the Closing shall not occur prior to June 28, 2024. The date on which the Closing actually occurs is referred to herein as the “Closing Date”.

Section 1.3            Effective Time. At a time mutually agreed by Parent and the Company after the satisfaction or waiver (to the extent permitted by applicable Law) of the conditions set forth in Article VI (other than those conditions that by their terms are to be satisfied at the Closing, but subject to the satisfaction or waiver (to the extent permitted by applicable Law) of those conditions) and in connection with the Closing, the Company shall file with the Department of the Treasury of the State of New Jersey a certificate of merger (the “Certificate of Merger”), executed in accordance with, and containing such information as is required by, the relevant provisions of the NJBCA in order to effect the Merger. The Merger shall become effective at such time as the Certificate of Merger has been duly filed with the Department of the Treasury of the State of New Jersey or at such later time as may be agreed between the parties and specified in the Certificate of Merger, (such time is hereinafter referred to herein as the “Effective Time”).

Section 1.4            Organizational Documents of the Surviving Corporation.

(a)          At the Effective Time, by virtue of the Merger and without any further action on the part of Merger Sub or the Company, the certificate of incorporation of the Company, as in effect immediately prior to the Effective Time, but as amended in the form attached as Exhibit C hereto, shall be amended and restated to be the certificate of incorporation of the Surviving Corporation until further amended in accordance with applicable Law (subject to Section 5.11).

(b)          At the Effective Time, by virtue of the Merger and without any further action on the part of Merger Sub or the Company, the bylaws of the Surviving Corporation shall be amended so as to read in their entirety as the by-laws of Merger Sub as in effect immediately prior to the Effective Time, except the references to Merger Sub’s name shall be replaced by references to “Inrad Optics, Inc.” until further amended in accordance with the provisions thereof and applicable Law (subject to Section 5.11).

Section 1.5            Directors. The directors of Merger Sub immediately prior to the Effective Time shall be the initial directors of the Surviving Corporation and shall hold office until their respective successors are duly elected or appointed and qualified, or their earlier death, resignation or removal, in accordance with the certificate of incorporation and bylaws of the Surviving Corporation or as otherwise provided by Law.

Section 1.6            Officers. The officers of the Company immediately prior to the Effective Time shall be the initial officers of the Surviving Corporation and shall hold office until their respective successors are duly elected or appointed and qualified, or their earlier death, resignation or removal, in accordance with the certificate of incorporation and by-laws of the Surviving Corporation or as otherwise provided by Law.

ARTICLE II.

CONVERSION OF SHARES; EXCHANGE OF CERTIFICATES

Section 2.1            Effect on Capital Stock. At the Effective Time, by virtue of the Merger and without any action on the part of Parent, the Company, Merger Sub or the holders of any of the following securities:

(a)          Conversion of Shares. Each share of common stock of the Company, par value $0.01 per share (each, a “Share”), issued and outstanding immediately prior to the Effective Time, other than Cancelled Shares, shall be automatically converted into the right to receive the Per Share Merger Consideration in cash, without interest, payable to the holder thereof upon surrender of such Shares in the manner provided in Section 2.4. All of the Shares converted into the right to receive the Per Share Merger Consideration pursuant to this Section 2.1(a) shall, by virtue of the Merger and without any action on the part of the holder thereof, cease to be outstanding, be cancelled and cease to exist, and each holder of Shares represented by a certificate (a “Certificate”) or Shares represented by book-entry form (“Book-Entry Shares”) that, immediately prior to the Effective Time, represented any such Shares, shall thereafter cease to have any rights with respect to such Shares except the right to receive the Per Share Merger Consideration into which the Shares have been converted.

(b)          Cancellation of Parent, Merger Sub and Company Owned Shares. Each Share that immediately prior to the Effective Time is held in treasury by the Company or is owned by the Company (but excluding, for the avoidance of doubt, any Shares held by the Company or any Company Benefit Plan or trust related thereto, other than Shares reserved for issuance under any of the Company Equity Award Plan), or Parent or Merger Sub or any Subsidiary thereof shall, by virtue of the Merger and without any action on the part of the holder thereof, be cancelled and shall cease to exist (the “Cancelled Shares”), and no consideration shall be delivered in exchange therefor.

(c)          Conversion of Common Stock of Merger Sub. Each share of common stock, par value $0.01 per share, of Merger Sub issued and outstanding immediately prior to the Effective Time shall be automatically converted into and become one validly issued, fully paid and nonassessable share of common stock, par value $0.01 per share, of the Surviving Corporation. From and after the Effective Time, all certificates representing the shares of common stock of Merger Sub shall evidence the number of shares of common stock of the Surviving Corporation into which such shares have been so converted, until the same are surrendered for cancellation and exchange.

Section 2.2            Treatment of Company Equity Awards.

(a)          Treatment of Company Options.

(i)          At the Effective Time, each option award in respect of Shares granted under any Company Equity Award Plan “Company Option”) that is outstanding immediately prior to the Effective Time, whether vested or unvested, that is an In-the-Money Option, shall fully vest and shall be cancelled and converted automatically into the right to receive, an amount in cash, without interest, equal to the product of (i) the amount by which the Per Share Merger Consideration exceeds the exercise price per Share of such In-the-Money Option and (ii) the total number of Shares subject to such In-the-Money Option, net of applicable withholding, which amounts shall be paid (x) to holders of In-the-Money Options who are current employees of the Company or former employees of the Company who held the applicable In-the-Money Options while employed, through the Surviving Corporation’s payroll system or (y) to other holders of In-the-Money Options in accordance with the Surviving Company’s standard practices for amounts payable to non-employee service providers, in either case, on the next regularly scheduled payment date that is no earlier than five (5) Business Days after the Effective Time. At the Effective Time, each Company Option that is not an In-the-Money Option shall cease to be outstanding, be cancelled and cease to exist and the holder of any such Company Option shall not be entitled to payment of any consideration therefor.

(ii)          Prior to the Effective Time, the Company, the Company Board and the compensation committee of the Company Board, as applicable, shall adopt any resolutions and take any actions that are necessary to (A) effectuate the provisions of Section 2.2(a)(i) and (B) terminate each Company Equity Award Plan as of the Effective Time. Prior to the Closing, the Company shall take all actions necessary to ensure that, from and after the Effective Time, neither Parent nor the Surviving Corporation will be required to deliver Shares or other capital stock of the Company to any Person pursuant to or in settlement of Company Options or any other awards under any Company Equity Award Plan.

(iii)          As promptly as practicable after the Effective Time, Parent shall cause a cash payment to be made to the Surviving Corporation in immediately available funds sufficient to permit the Surviving Corporation to make or cause to be made all of the payments required under Section 2.2(a)(i) to the extent, if any, the Surviving Corporation does not otherwise have sufficient funds to make such payments.

Section 2.3            Certain Adjustments. If, between the date hereof and the Effective Time, the outstanding Shares shall have been changed into a different number of shares or a different class of shares by reason of any stock dividend, subdivision, reorganization, reclassification, recapitalization, stock split, reverse stock split, combination or exchange of shares, or any similar event shall have occurred, then the Per Share Merger Consideration shall be equitably adjusted, without duplication, to proportionally reflect such change.

Section 2.4            Exchange of Certificates.

(a)          Appointment of Paying Agent. Prior to the Closing, Parent shall appoint American Stock Transfer & Trust Company LLC to act as paying agent (the “Paying Agent”) for the payment of the Per Share Merger Consideration pursuant to Section 2.1(a) and shall enter into a paying agent agreement acceptable to the Company relating to the Paying Agent’s responsibilities under this Agreement.

(b)          Deposit of Aggregate Per Share Merger Consideration. Promptly following the Effective Time, Parent shall deposit, or cause to be deposited, with the Paying Agent, in trust for the benefit of the holders of Shares, cash sufficient to pay the aggregate Per Share Merger Consideration (such aggregate Per Share Merger Consideration and any proceeds thereon, the “Payment Fund”).

(c)          Exchange Procedures. As promptly as practicable (and no later than the third (3rd) Business Day) after the Effective Time, Parent shall cause the Paying Agent to mail to each holder of record of Shares whose Shares were converted pursuant to Section 2.1(a) into the right to receive the Per Share Merger Consideration (i) a letter of transmittal (the “Letter of Transmittal”), and (ii) instructions for use in effecting the surrender of Certificates or Book-Entry Shares in exchange for the Per Share Merger Consideration.

(d)          Surrender of Certificates or Book-Entry Shares. Upon surrender of Certificates or Book-Entry Shares to the Paying Agent together with the Letter of Transmittal, duly completed and validly executed in accordance with the instructions thereto, and such other documents as may reasonably be required by the Paying Agent, the holder of such Certificates or Book-Entry Shares shall be entitled to receive in exchange therefor the Per Share Merger Consideration into which the Shares represented by such Certificates or Book-Entry Shares have been converted pursuant to this Agreement. In the event of a transfer of ownership of Shares that is not registered in the transfer or stock records of the Company, any cash to be paid upon due surrender of the Certificate or Book-Entry Share formerly representing such Shares may be paid to any such transferee if such Certificate or Book-Entry Share is presented to the Paying Agent, accompanied by all documents required to evidence and effect such transfer and to evidence that any applicable stock transfer or other similar Taxes have been paid or are not applicable. No interest shall be paid or shall accrue on the Per Share Merger Consideration payable upon surrender of any Certificate or Book-Entry Share.

(e)          Lost Certificates. If any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such Certificate to be lost, stolen or destroyed, reasonably acceptable to the Paying Agent, together with the Letter of Transmittal, duly completed and validly executed in accordance with the instructions thereto, and such other documents as may be reasonably required by the Paying Agent, and, if required by the Surviving Corporation or the Paying Agent, the posting by such Person of a bond in a customary amount as indemnity against any claim that may be made against it or the Surviving Corporation with respect to such Certificate, the Paying Agent (or, if subsequent to the termination of the Payment Fund and subject to Section 2.4(i), Parent or the Surviving Corporation) shall deliver, in exchange for such lost, stolen or destroyed Certificate, the Per Share Merger Consideration in accordance with the terms of this Agreement.

(f)          No Further Ownership Rights in Shares. The Per Share Merger Consideration paid in accordance with the terms of this Article II shall be deemed payment in full satisfaction of all rights pertaining to the Shares previously represented by such Certificates or Book-Entry Shares.

(g)          Closing of Transfer Books. At the Effective Time, the stock transfer books of the Company shall be closed, and there shall be no further registration of transfers on the transfer books of the Surviving Corporation of the Shares which were outstanding immediately prior to the Effective Time. If, from and after the Effective Time, Certificates or Book-Entry Shares are presented to the Surviving Corporation, Parent or the Paying Agent for transfer or any other reason, they shall be cancelled and exchanged as provided in this Article II, except as otherwise provided by Law.

(h)          Investment of Payment Fund. Until disbursed in accordance with the terms and conditions of this Agreement, the Payment Fund shall be invested by the Paying Agent as directed by Parent in (i) obligations of or fully guaranteed by the United States or any agency or instrumentality thereof and backed by the full faith and credit of the United States with a maturity of no more than thirty (30) days; (ii) commercial paper obligations rated A-I or P-I or better by Moody’s Investors Service, Inc. or Standard & Poor’s Corporation, respectively, or (iii) certificates of deposit, bank repurchase agreements or banker’s acceptances of commercial banks with capital exceeding US$1,000,000,000 (based on the most recent financial statements of such bank that are then publicly available). To the extent that (A) there are any losses with respect to any investments of the Payment Fund; (B) the Payment Fund diminishes for any reason below the level required for the Paying Agent to promptly pay the cash amounts contemplated by Section 2.1; or (C) all or any portion of the Payment Fund is unavailable for Parent (or the Paying Agent on behalf of Parent) to promptly pay the cash amounts contemplated by Section 2.1 for any reason, Parent will, or will cause the Surviving Corporation to, promptly replace or restore the amount of cash in the Payment Fund so as to ensure that the Payment Fund is at all times fully available for distribution and maintained at a level sufficient for the Paying Agent to make the payments contemplated by Section 2.1, to the extent not already paid. Any interest or income produced by such investments will be payable to the Surviving Corporation or Parent, as Parent directs.

(i)          Termination of Payment Fund. Any portion of the Payment Fund (including any interest or other amounts received with respect thereto) that remains unclaimed by, or otherwise undistributed to, the holders of Certificates and Book-Entry Shares on the one (1)-year anniversary of the Effective Time shall be delivered to Parent, upon demand, and any holder of Certificates or Book-Entry Shares that has not theretofore surrendered its Shares in accordance with this Article II shall thereafter look only to Parent or the Surviving Corporation (subject to abandoned property, escheat or other similar Laws), as general creditors thereof, for satisfaction of its claim for Per Share Merger Consideration.

(j)          No Liability. Subject to applicable Law, none of Parent, the Company, Merger Sub or the Paying Agent shall be liable to any Person in respect of any portion of the Per Share Merger Consideration delivered to a public official pursuant to any applicable abandoned property, escheat or similar Law.

(k)          Withholding. The Paying Agent, the Company, Parent and Merger Sub (and their respective Affiliates or agents), as applicable, shall be entitled to deduct and withhold from any amounts otherwise payable under this Agreement such amounts as are required to be withheld or deducted under the Code, or under any provision of state, local or foreign Tax Law with respect to the making of such payment. To the extent that such amounts are so deducted or withheld and paid over to the relevant Governmental Entity within the time and in the manner required by applicable Law, such deducted or withheld amounts shall be treated for all purposes of this Agreement as having been paid to the Person in respect of which such deduction or withholding was made.

ARTICLE III.

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

Except (a) as disclosed in any form, document or report filed with or furnished to the U.S. Securities and Exchange Commission (the “SEC”) by the Company on or after January 1, 2022 (excluding any disclosures set forth solely in any “risk factors” section, any “forward-looking statements” and any other non-specific, predictive or primarily forward-looking disclosure, other than historical facts included therein); provided that nothing disclosed in the Company SEC Documents shall be deemed to modify the representations and warranties set forth in Section 3.1, Section 3.2, clause (b) of Section 3.10, Section 3.18 or Section 3.19 or (b) as disclosed in the corresponding section or subsection of the letter delivered by the Company to Parent and Merger Sub immediately prior to the execution of this Agreement (the “Company Disclosure Letter”); the Company represents and warrants to Parent as follows:

Section 3.1            Organization. The Company is duly organized, validly existing and in good standing (with respect to jurisdictions that recognize the concept of good standing) under the Laws of the jurisdiction of its organization. The Company has all requisite corporate power and authority to own, lease and operate its properties and assets and to carry on its business as presently conducted, except where the failure to have such power or authority would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect. The Company is duly qualified or licensed, and has all necessary governmental approvals, to do business and (where such concept is recognized) is in good standing in each jurisdiction in which the property owned, leased or operated by it or the nature of the business conducted by it makes such approvals, qualification or licensing necessary, except where the failure to be so duly approved, qualified or licensed and in good standing would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect. The Company has made available to Parent true and complete copies of the Company Organizational Documents, and the Company is not in violation of the Company Organizational Documents in any material respect.

Section 3.2            Capital Stock and Indebtedness.

(a)          The authorized capital stock of the Company consists of 60,000,000 Shares and 1,000,000 shares of preferred stock, without par value (the “Preferred Shares”). As of April 3, 2024 (the “Capitalization Date”), (i) 14,250,975 Shares were issued and outstanding (not including shares held in treasury) and no Preferred Shares were issued or outstanding, (ii) 4,600 Shares were held in treasury, (iii) 1,092,667 Shares were underlying outstanding Company Options, (iv) 3,610,000 Shares were reserved for issuance pursuant to future grants under the Company Equity Award Plans, (v) the Company Convertible Notes were convertible into 2,500,000 Shares and Company Warrants to purchase 1,875,000 Shares and (vi) no other shares of capital stock or other voting securities of the Company were issued, reserved for issuance or outstanding. No Shares, Preferred Shares or Company Equity Awards have been issued since the Capitalization Date through the date of this Agreement. All outstanding Shares are, and all Shares reserved for issuance as noted in clause (iv) above or to be issued on conversion of the Company Convertible Notes or exercise of the Company Warrants as noted in clause (v) above shall be, when issued in accordance with the terms of the applicable Company Equity Award Plan, Company Convertible Note or Company Warrant, as the case may be, duly authorized, validly issued, fully paid and nonassessable, and free of preemptive rights. Each Company Option (x) has been granted in compliance in all material respects with all applicable securities laws and the applicable Company Equity Award Plans and other applicable Contracts and (y) does not constitute “nonqualified deferred compensation” within the meaning of Section 409A of the Code. Since the close of business on the Capitalization Date through the date hereof, the Company has not issued or granted any Company Securities under any Company Equity Award Plan, and the Company has not issued any Shares, except for issuances in satisfaction of the vesting, settlement or exercise (in each case, pursuant to their respective terms) of any Company Equity Awards that were, in each case, outstanding as of the close of business on the Capitalization Date. Section 3.2(a) of the Company Disclosure Letter lists all outstanding Company Equity Awards as of the close of business on the Capitalization Date, including the holder, exercise price, expiration date and grant date thereof and the number of vested and unvested Shares subject thereto.

(b)          Except as set forth in Section 3.2(a), (i) as of the Capitalization Date, there were not outstanding or authorized any (A) shares of capital stock or other voting securities of the Company, (B) securities of the Company convertible into or exchangeable for shares of capital stock or voting securities of the Company or (C) options or other rights to acquire from the Company, and no obligation of the Company to issue, any capital stock, voting securities or securities convertible into or exchangeable for capital stock or voting securities of the Company (collectively, “Company Securities”), (ii) there are no outstanding obligations of the Company to repurchase, redeem or otherwise acquire, or make any payment in respect of, any Company Securities and (iii) there are no other options, calls, warrants or other rights, agreements, arrangements or commitments of any character relating to the issued or unissued capital stock of the Company to which the Company is a party. There are no (i) voting trusts, proxies or similar arrangements or understandings to which the Company is a party or by which the Company is bound with respect to the voting of any shares of capital stock of, or other equity or voting interest in, the Company; or (ii) obligations or binding commitments of any character to which the Company is a party or by which it is bound (1) restricting the transfer of any shares of capital stock of, or other equity or voting interest in, the Company or (2) granting any preemptive rights, registration rights, anti-dilutive rights or rights of first refusal or other similar rights with respect to any Company Securities. There are no accrued and unpaid dividends with respect to any outstanding Shares of the Company. Other than the Company Convertible Notes, the Company has no outstanding any bonds, debentures, notes or other obligations, the holders of which have the right to vote (or which are convertible into or exercisable for securities having the right to vote) with the equityholders of the Company on any matter.

(c)          The Company does not have any Subsidiaries or own any Equity Interest or ownership interest (or any security or other right, agreement or commitment convertible or exercisable into, or exchangeable for, any equity interest in any Person), whether direct or indirect, in any Person. The Company is not subject to any obligation or requirement to make any investment (in the form of a loan, capital contribution, guarantee, credit enhancement or otherwise) in any Person. MRC Precision Metal Optics, Inc., a Florida corporation and prior Subsidiary of the Company, was dissolved on September 26, 2014, and since that date it has not (i) conducted any operations, activities or transactions, (ii) been a party to any contracts, or (iii) had any assets or liabilities. The corporate status of Laser Optics Holdings, Inc., a New Jersey corporation and prior Subsidiary of the Company, was revoked on May 16, 2007, and since that date it has not (i) conducted any operations, activities or transactions, (ii) been a party to any contracts, or (iii) had any assets or liabilities.

Section 3.3            Corporate Authority Relative to this Agreement; Consents and Approvals; No Violation.

(a)          The Company has the requisite corporate power and authority to execute and deliver this Agreement and, subject to the Company Stockholder Approval having been obtained, to consummate the transactions contemplated hereby, including the Merger. The execution, delivery and performance by the Company of this Agreement and the consummation of the transactions contemplated hereby, including the Merger, have been duly and validly authorized by the Company Board and, except for the Company Stockholder Approval having been obtained and the filing of the Certificate of Merger with the Department of the Treasury of the State of New Jersey, no other corporate action or proceedings on the part of the Company are necessary to authorize the execution and delivery by the Company of this Agreement or the consummation of the transactions contemplated hereby, including the Merger. As of the date hereof, the Company Board has not rescinded, modified or withdrawn the Company Board Recommendation in any way. This Agreement has been duly and validly executed and delivered by the Company and, assuming the due authorization, execution and delivery thereof by Parent and Merger Sub, constitutes a legal, valid and binding agreement of the Company enforceable against the Company in accordance with its terms, subject to the effects of bankruptcy, reorganization, fraudulent conveyance, insolvency, moratorium or other similar Laws affecting creditor’s rights generally, equitable principles (whether considered in a Proceeding in equity or at law) and any implied covenant of good faith and fair dealing (the “Enforceability Exceptions”).

(b)          The execution, delivery and performance of this Agreement by the Company, including the consummation of the Merger, do not and will not require any authorization, consent, order license, permit or approval of, or registration, declaration, notice or filing with, any Governmental Entity, except for (i) the filing of the Certificate of Merger with the Department of the Treasury of the State of New Jersey, (ii) the requirements of the applicable U.S. federal securities Laws, including the rules and regulations of the SEC thereunder, including the filing of the Proxy Statement pursuant to the Securities Exchange Act of 1934, as amended (the “Exchange Act”), regarding the Merger and the other transactions contemplated hereby, and (iii) requirements under applicable state securities Laws or “blue sky” Laws, (clauses (i) – (iii), collectively, the “Transaction Approvals”), and (iv) such authorizations, consents, Orders, licenses, permits, approvals, registrations, declarations, notices and filings the failure of which to make or obtain would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect or prevent or materially delay the Company from performing its obligations under this Agreement in any material respect.

(c)          Except as set forth in Section 3.3(c) of the Company Disclosure Letter, the execution, delivery and performance by the Company of this Agreement does not and, assuming the Transaction Approvals are obtained, will not, (i) require any consent or approval under, violate, conflict with, result in any breach of or any loss of any benefit under, or give rise to any right of termination, vesting, amendment, acceleration or cancellation of (with or without notice or lapse of time, or both), any Contract to which the Company is a party or by which it or any of its properties or assets is bound, (ii) conflict with or result in any violation of any provision of the Company Organizational Documents or (iii) conflict with or violate any applicable Laws except, in the cases of clauses (i) and (iii) for any such conflict, violation, breach or other occurrence, as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

Section 3.4            Reports and Financial Statements.

(a)          The Company has filed or furnished on a timely basis all forms, reports, schedules, statements, certifications, registration statements, prospectuses and other documents (including all exhibits and financial statements required to be filed therewith and any other document or information required to be incorporated therein) required to be filed or furnished by it with the SEC prior to the date hereof and since January 1, 2021 (the “Company SEC Documents”). As of their respective dates and, if amended, as of the date of such amendment, the Company SEC Documents complied in all material respects with, and all forms, reports, schedules, statements, certifications, registration statements, prospectuses and other documents (including all exhibits and financial statements required to be filed therewith and any other document or information required to be incorporated therein) required to be filed or furnished by the Company with the SEC on or after the date hereof and prior to the Effective Time (the “Subsequent Company SEC Documents”) will comply in all material respects with, the applicable requirements of the U.S. Securities Act of 1933, as amended, (the “Securities Act”), the Exchange Act and the Sarbanes-Oxley Act of 2022 (the “Sarbanes-Oxley Act”), as the case may be, and the applicable rules and regulations promulgated thereunder. As of their respective dates (and, if amended, as of the date of such amendment), the Company SEC Documents did not, and any Subsequent Company SEC Documents will not, contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements made therein, in light of the circumstances under which they were made, not misleading.

(b)          The consolidated financial statements (including all related notes and schedules) of the Company included in the Company SEC Documents, and the consolidated financial statements (including all related notes and schedules thereto) included in the Subsequent Company SEC Documents, (i) do or will, as applicable, fairly present in all material respects the consolidated financial position of the Company, as of the respective dates thereof, and the consolidated results of their operations and their consolidated cash flows for the respective periods then ended (subject, in the case of unaudited statements, to normal year-end audit adjustments), (ii) were or will be, as applicable, prepared in conformity with U.S. generally accepted accounting principles (“GAAP”) (except, in the case of the unaudited statements, as permitted by Form 10-Q and Regulation S-X under the Securities Act) applied on a consistent basis during the periods involved (except as may be specifically indicated therein or in the notes thereto) and (iii) have been or will be, as applicable, prepared from the books and records of the Company, which have been maintained in accordance with GAAP. Except as has been described in the Company SEC Documents, there are no unconsolidated Subsidiaries of the Company or any off- balance sheet arrangements of the type required to be disclosed pursuant to Item 303(a)(4) of Regulation S-K promulgated by the SEC.

(c)          The Company is not required to comply with any listing requirements.

Section 3.5            Internal Controls and Procedures.

(a)          The Company has established and maintains, and at all times since January 1, 2021 has maintained, a system of internal control over financial reporting as required by Rule 13a-15 or Rule 15d-15 under the Exchange Act. Such internal control over financial reporting is effective in providing reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with GAAP and includes policies and procedures that (i) pertain to the maintenance of records that in reasonable detail accurately and fairly reflect the transactions and dispositions of the assets of the Company, (ii) provide reasonable assurance that transactions are recorded as necessary to permit preparation of financial statements in accordance with generally accepted accounting principles, and that receipts and expenditures of the Company are being made only in accordance with authorizations of management and directors of the Company and (iii) provide reasonable assurance regarding prevention or timely detection of unauthorized acquisition, use or disposition of the Company’s assets that could have a material effect on its financial statements. The Company maintains, and at all times since January 1, 2021, has maintained, disclosure controls and procedures as required by Rule 13a-15 or Rule 15d-15 under the Exchange Act. Such disclosure controls and procedures are reasonably effective to ensure that all material information relating to the Company required to be disclosed in the Company’s periodic reports under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in the SEC’s rules and forms and that all such information is made known to the Company’s principal executive officer and its principal financial officer by others within the Company, and such disclosure controls and procedures are effective in timely alerting the Company’s principal executive officer and its principal financial officer to such information required to be included in the Company’s periodic reports required under the Exchange Act and to enable the Company’s management to make the certifications required pursuant to the Sarbanes-Oxley Act. Neither the Company nor its principal executive officer or principal financial officer has received notice from any Governmental Entity challenging or questioning the accuracy, completeness, form or manner of filing of such certifications as of the date of this Agreement. There are no “material weaknesses” or “significant deficiencies” (as each term is defined by the Public Company Accounting Oversight Board) in the design or operation of the Company’s internal controls. Since December 31, 2021, neither the Company nor, to the Knowledge of the Company, the Company’s independent registered public accounting firm has identified or been made aware of (a) any significant deficiency or material weakness in the system of internal control over financial reporting utilized by the Company; or (b) any fraud that involves the Company’s management or other employees who have a role in the preparation of financial statements or the internal control over financial reporting utilized by the Company.

(b)          There are no outstanding or unresolved comments in comment letters received from the SEC’s staff related to any Company SEC Documents, none of the Company SEC Documents is (to the Knowledge of the Company) the subject of ongoing SEC review, and there are no formal internal investigations or inquiries or investigations by the SEC or other Governmental Entities that are pending or, to the Knowledge of the Company, threatened, in each case related to any accounting practices of the Company. Since January 1, 2021, (i) none of the Company or any of its Representatives has received any material bona fide complaint, allegation, assertion or claim, whether written or oral, related to the accounting or auditing practices, procedures, methodologies or methods of the Company or its internal accounting controls, and (ii) no attorney representing the Company, whether or not employed by the Company, has reported evidence of a material violation of securities Laws, breach of fiduciary duty or similar violation by the Company or any of its Representatives to the Company Board or any committee thereof or to the Company’s chief legal officer or chief executive officer.

Section 3.6            No Undisclosed Liabilities; Related Party Transactions.

(a)          There are no liabilities of the Company that would be required by GAAP to be reflected on a consolidated balance sheet of the Company, except for (i) liabilities that are specifically and adequately reflected or reserved against on the consolidated balance sheet of the Company included in its Annual Report on Form 10-K for the annual period ended December 31, 2023 (including the notes thereto), (ii) liabilities arising in connection with the transactions contemplated hereby, (iii) liabilities incurred in the ordinary course of business since December 31, 2023, (iv) liabilities arising under executory Contracts (other than liabilities with respect to the breach thereof by the Company, and (v)  liabilities that would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

(b)          Except as disclosed in Section 3.6(b) of the Company Disclosure Letter, the Company is not a party to or bound by (and no assets, rights or properties of the Company are bound by) any Contract, arrangement or transaction with (i) any Affiliate (except for the Company), including any director, manager or officer, of the Company, (ii) any beneficial owner (as defined in Rule 13d-3 under the Exchange Act) of 5% or more of the Shares or (iii) any Affiliate of, or any “associate” or any member of the “immediate family” (as such terms are defined in Rules 12b-2 and 16a-1 under the Exchange Act) of, any such Affiliate, in each case, whether or not required to be disclosed by the Company under Item 404 of Regulation S-K under the Exchange Act.

Section 3.7            Compliance with Law; Permits.

(a)          Except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, the Company is, and since January 1, 2022 has been, in compliance with all applicable federal, state, local and foreign laws, statutes, ordinances, common law, rules, regulations, standards, judgments, Orders, writs, injunctions, decrees, arbitration awards, agency requirements, licenses and permits of Governmental Entities (collectively, “Laws” and each, a “Law”). Since January 1, 2022, the Company has not received any written notice or other written communication from any Governmental Entity regarding any actual or alleged failure to comply with any Law, except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

(b)          The Company holds all authorizations, licenses, permits, certificates, variances, exemptions, approvals, Orders, registrations and clearances of any Governmental Entity (each, a “Permit”) necessary for the Company to own, lease and operate their properties and assets, and to carry on and operate their businesses as currently conducted, except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect. Except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, (i) the Company is in compliance with all Permits, (ii) there are no, and since January 1, 2022 have been no, Proceedings pending or, to the Knowledge of the Company, threatened that assert any violation of any such Permit or seek the revocation, cancellation, suspension, limitation or adverse modification of any such Permit, and (iv) the Company has not received any written notice alleging any noncompliance with, or violation of, any such Permit, notifying the Company of the revocation or withdrawal of any such Permit or imposing any material condition, limitation, modification, amendment of any such Permit.

(c)          None of the Company or any of its directors, officers or employees or, to the Company’s Knowledge, agents and other Persons acting on behalf of the Company, has since January 1, 2019, directly or indirectly, (i) made, promised, offered or authorized any unlawful contributions, unlawful gifts, unlawful entertainment or other unlawful expenses relating to political activity; (ii) made any unlawful payment to foreign or domestic governmental officials, representatives or employees or to foreign or domestic political parties, candidates or campaigns; or (iii) otherwise violated or is in violation of applicable Bribery Legislation. The Company has implemented and maintained policies and procedures reasonably designed to promote and achieve compliance with all applicable Bribery Legislation.

(d)          The Company is and has in the last five (5) years (i) been in compliance with all applicable import/customs, export control, antiboycott and economic sanctions Laws, including without limitation the Export Administration Regulations, the International Traffic in Arms Regulations, the customs regulations administered by U.S. Customs and Border Protection, the trade and economic sanctions regulations administered by the U.S. Department of the Treasury’s Office of Foreign Assets Control and all similar Laws in all other countries in which the Company conducts business (except to the extent inconsistent with U.S. law) (collectively, “Trade Control Laws”), (ii) implemented and maintained policies and procedures reasonably designed to promote and achieve compliance with applicable Trade Control Laws and Sanctions and (iii) not engaged in any unlawful transaction or dealing with or involving a Sanctioned Country or Sanctioned Person. Without limiting the foregoing, the Company has obtained, and is in compliance with, all necessary import and export licenses and other necessary consents, authorizations, waivers, approvals and orders, and have made or filed any and all necessary notices, registrations, declarations and filings with any Governmental Entity, and has met the requirements of any license exceptions or exemptions, as required in connection with (i) the import, export, reexport or transfer of products, services, software or technology, and (ii) releases of technical data, software or technology to foreign nationals, wherever located, except as would not reasonably be expected to be, individually or in the aggregate, material to the Company. Except as would not reasonably be expected to be, individually or in the aggregate, material to the Company, there are no pending or, to the Company’s Knowledge, threatened inquiries, investigations, enforcement actions, voluntary disclosures or other claims against the Company, nor any actions, conditions, facts or circumstances that would reasonably be expected to give rise to any material future inquiries, investigations, enforcement actions, voluntary disclosures or other claims, with respect to Bribery Legislation or Trade Control Laws.

(e)          No representation or warranty shall be deemed to be made in this Section 3.7 in respect of the matters referenced in any other section of this Article III, including in respect of environmental, Tax, employee benefits or labor matters.

Section 3.8            Environmental Matters. Except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, (a) the Company is and for the past three (3) years has been, in compliance with applicable Environmental Laws, and has all Environmental Permits necessary for the conduct and operation of its business as presently conducted, (b) since January 1, 2022, the Company has not, to the Company’s Knowledge, received any written notice, demand, letter, information request or claim alleging that the Company is in violation of, or liable under, any Environmental Law, which was received since January 1, 2022 or the subject of which remains unresolved, (c) the Company is not subject to any Order relating to compliance with Environmental Laws, Environmental Permits or the investigation, sampling, monitoring, treatment, remediation, removal or cleanup of Hazardous Materials; and (d) to the Company’s Knowledge, no release of Hazardous Materials has occurred as a result of the Company’s operations or at real property in an amount, manner or concentration that has resulted, or would reasonably be expected to result, in liability to the Company under Environmental Law. The representations and warranties contained in this Section 3.8 are the sole and exclusive representations of the Company with respect to Environmental Laws or Environmental Permits.

Section 3.9            Employee Benefit Plans.

(a)          Section 3.9(a) of the Company Disclosure Letter sets forth a correct and complete list of each Company Benefit Plan. With respect to each Company Benefit Plan, to the extent applicable, correct and complete copies of the following have been delivered or made available to Parent by the Company: (i) the most recent plan document and any amendments thereto; (ii) the most recent related trust agreement; (iii) the most recent annual report (Form 5500) filed with the Internal Revenue Service (the “IRS”); (iv) the most recent determination, opinion or advisory letter from the IRS for any Company Benefit Plan that is intended to qualify under Section 401(a) of the Code; (v) the most recent summary plan description and all summaries of material modifications thereto; (vi) the most recent non-discrimination testing results; and (vii) all material non-routine correspondence to and from any governmental agency in the past three (3) years.

(b)          Except (i) as set forth in Section 3.9(b) of the Company Disclosure Letter or (ii) as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, (x) each Company Benefit Plan has been established, operated and administered in accordance with its terms and the requirements of all applicable Laws, including ERISA and the Code, all contributions required to be made to any Company Benefit Plan, and all premiums due or payable with respect to insurance policies funding any Company Benefit Plan have been timely made, (y) there are no pending or, to the Knowledge of the Company, threatened in writing claims (other than claims for benefits in the ordinary course), lawsuits, arbitrations, audits or investigations by a Governmental Entity in each case with respect to any Company Benefit Plan, which have been asserted or instituted, and (z) neither the Company nor any current or former employee or manager thereof, nor, to the Knowledge of the Company, any other Person, has been engaged in any non-exempt prohibited transaction (as defined in Section 406 of ERISA or Section 4975 of the Code) with respect to any Company Benefit Plan. Each Company Benefit Plan that is intended to be qualified under Section 401(a) of the Code has received a favorable determination letter from the U.S. Internal Revenue Service or may rely on a favorable opinion letter from the U.S. Internal Revenue Service on the form of such Company Benefit Plan, and there are no facts or circumstances as of the date hereof that would reasonably be expected to cause a loss of the qualified status of any such Company Benefit Plan.

(c)          Except as set forth in Section 3.9(c) of the Company Disclosure Letter, none of the Company or any of its ERISA Affiliates has ever maintained, contributed to, or been required to contribute to or had any liability (whether contingent or otherwise) or obligation (including on account of any ERISA Affiliate) with respect to (i) any employee benefit plan that is or was subject to Title IV of ERISA or Section 412 of the Code, (ii) a “multiple employer plan” within the meaning of Sections 4063 or 4064 of ERISA, (iii) a “multiemployer plan” as defined in Section 4001(a)(3) of ERISA (a “Multiemployer Plan”), (iv) any funded welfare benefit plan within the meaning of Section 419 of the Code, or (v) any “multiple employer welfare arrangement” (as such term is defined in Section 3(40) of ERISA), and neither the Company nor any ERISA Affiliate has ever incurred any material liability under Title IV of ERISA that has not been paid in full.

(d)          Each Company Benefit Plan that is a “non-qualified deferred compensation plan” (as such term is defined in Section 409A(d)(1) of the Code) has been operated and maintained in all material respects in compliance with the requirements of Section 409A of the Code and applicable guidance issued thereunder.

(e)          Except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, neither the Company nor any ERISA Affiliate provides or has any obligation to provide health care or any other non-pension benefits to any employees after their employment is terminated (other than (i) as required by Part 6 of Subtitle B of Title I of ERISA or similar state law).

(f)          Except as set forth in Section 3.9(d) of the Company Disclosure Letter, neither the execution of this Agreement nor the completion of the transactions contemplated hereby (either alone or in conjunction with any other event) will result in (i) any compensation payment becoming due to any employee of the Company, (ii) the acceleration of vesting or payment or provision of any other rights or benefits (including funding of compensation or benefits through a trust or otherwise) to any employee of the Company, (iii) any increase to the compensation or benefits otherwise payable under any Company Benefit Plan, or (iv) result in any “excess parachute payment” as defined in Section 280G of the Code.

(g)          No Company Benefit Plan is subject to the laws of any jurisdiction outside the United States.

(h)          The Company has no obligation to provide for any tax “gross-up” or similar “make-whole” payments, including in respect of any Taxes, interest or penalties incurred or owing pursuant to Section 409A or Section 4999 of the Code.

Section 3.10            Absence of Certain Changes or Events. Since December 31, 2022, (a) the business of the Company has been conducted in all material respects in the ordinary course of business and (b) there has not been any Material Adverse Effect or circumstance, development, change, event or occurrence which, individually or in the aggregate, would reasonably be expected to result in a Material Adverse Effect. Since December 31, 2023, the Company has not taken (or agreed to take) any action that, if taken after the date hereof, would require the consent of Parent pursuant to Section 5.1 (except for clause (P) thereof).

Section 3.11            Litigation. (a) There is no, and during the past three (3) years there has been no, Proceeding to which the Company is a party pending or, to the Knowledge of the Company, threatened in writing and (b) the Company is not, and during the past three (3) years has not been, subject to any outstanding Order, in each case, that would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect. As of the date hereof, there is no Proceeding pending, or to the Knowledge of the Company, threatened, or any outstanding Order, that challenges the validity or propriety, or that seeks to prevent, impair or delay consummation of, the Merger or the other transactions contemplated hereby.

Section 3.12            Tax Matters. Except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect:

(a)          (i) The Company has timely filed (taking into account any applicable extension of time within which to file) all Tax Returns required to be filed by it and all such filed Tax Returns are true, complete and accurate; (ii) the Company has paid all Taxes that are required to be paid it, except, to the extent permitted by applicable law, in each case of clauses (i) and (ii), with respect to matters contested in good faith or for which adequate reserves have been established, in accordance with GAAP; and (iii) as of the date hereof, there are not pending to the Company’s Knowledge, or threatened in writing, any audits, examinations, investigations or other administrative or judicial Proceedings in respect of Taxes of the Company, in each case, other than in respect of matters for which adequate reserves have been established, in accordance with GAAP. No claim has been made in the last five (5) years by a Taxing Authority in a jurisdiction where the Company does not file a Tax Return that such entity is or may be subject to taxation by that jurisdiction in respect of Taxes that would be covered by or the subject of such Tax Return. No deficiency or proposed adjustment that has not been paid or resolved for any income or other material Tax has been asserted or assessed in writing by any Taxing Authority against the Company. The Company (or any predecessor of the Company) has not waived any statute of limitations in respect of Taxes or agreed to any extension of time with respect to a Tax assessment or deficiency where such waiver or extension remains outstanding, nor has any request been made in writing for any such extension or waiver.

(b)          There are no Liens for Taxes on any property of the Company other than Permitted Liens.

(c)          The Company has not been a “controlled corporation” or a “distributing corporation” (in each case, within the meaning of Section 355(a)(1)(A) of the Code) in any distribution that was purported or intended to be governed by Section 355 of the Code occurring during the two (2)-year period ending on the date hereof.

(d)          The Company has not participated in any “listed transaction” within the meaning of Treasury Regulation Section 1.6011-4(b)(2).

(e)          All material Taxes that the Company has been obligated to withhold from amounts owing to any employee, creditor or third party have been fully paid or properly accrued in accordance with applicable law.

(f)          The Company is not a party to or bound by, or has any obligation under any Tax allocation, sharing, or indemnity agreement (other than any agreement (x) the sole party to which is the Company or (y) entered into in the ordinary course of business and not primarily concerning Taxes).

(g)          The Company has not been a member of any affiliated, consolidated, combined, joint, unitary or similar group for purposes of filing Tax Returns (other than any such group the common parent of which is or was the Company) that includes any Person other than the Company, or has any liability for the Taxes of any Person (other than the Company) under Treasury Regulation Section 1.1502-6 or any similar provision of state, local or non-U.S. Law, or as a transferee or successor.

(h)          The Company will not be required to include any material item of income in, or exclude any material item of deduction from, taxable income for any taxable period beginning after the Closing Date, as a result of any (i) change in a method of accounting for Tax purposes of the Company initiated prior to the Closing Date, (ii) use by the Company of an improper method of accounting (as determined without regard to the transactions provided for herein) prior to the Closing Date, (iii) installment sale or open transaction made prior to the Closing Date, (iv) any closing agreement or other written agreement with a Governmental Entity with regard to any Tax liability executed by the Company prior to the Closing Date, (v) prepaid amount received or paid outside the ordinary course of business prior to the Closing Date, or (vi) intercompany transaction or excess loss account described in the Treasury Regulations promulgated under Section 1502 of the Code (or any analogous or similar provision of state, local, or non-U.S. Law) and occurring or existing prior to the Closing Date.

(i)          The Company does not have a permanent establishment or fixed place of business in any country (within the meaning of the applicable Tax treaty) or is treated for any Tax purposes as a resident in a country other than the country in which (or in a political subdivision of which) it is organized.

(j)          Notwithstanding anything herein to the contrary, the representations and warranties contained in this Section 3.12, Section 3.9 and Section 3.10 are the sole and exclusive representations of the Company with respect to Taxes and Tax matters.

Section 3.13            Employment and Labor Matters.

(a)          The Company has made available to Parent a complete and accurate list of all employees of the Company as of the date of this Agreement, setting forth for each employee: his or her position or title; classification as exempt or non-exempt for wage and hour purposes; annual base salary, hourly wage or other applicable rates of compensation; 2024 target bonus; date of hire; work location; status (i.e., active or inactive and if inactive, the type of leave and estimated duration); and any visa or work permit status and the date of expiration, if applicable.

(b)          Except as set forth in Section 3.13(b) of the Company Disclosure Letter, the Company is not a party to or bound by any collective bargaining agreement, or other Contract or bargaining relationship with any labor organization.

(c)          Except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, (i) there is no strike, lockout, slowdown, work stoppage, or other labor dispute against or involving the Company pending or, to the Company’s Knowledge, threatened in writing; and (ii) there is no pending or, to the Company’s Knowledge, threatened charge or complaint against the Company by or before the National Labor Relations Board or any comparable Governmental Entity; and (iii) the Company has complied with all Laws regarding labor, employment and employment practices, including provisions thereof relating to anti-discrimination, terms and conditions of employment and wages and hours (including classification of employees and equitable pay practices) and other Laws in respect of any reduction in force (including notice, information and consultation requirements), and no claims relating to non-compliance with the foregoing are pending or, to the Company’s Knowledge, threatened in writing. The Company has not implemented any “plant closing” or “mass layoff”, in each case, as defined in the WARN Act with respect to which there is any unsatisfied liability.

Section 3.14            Real Property; Personal Property.

(a)          The Company does not own any real property or is party to any agreement or option to purchase any material real property or interest therein.

(b)          Section 3.14(b) of the Company Disclosure Letter sets forth a list of each Company Lease. Except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect: (i) each Company Lease is valid and binding on the Company and, to the Knowledge of the Company, each other party thereto and is in full force and effect; (ii) there is no breach or default under any Company Lease by the Company or, to the Knowledge of the Company, any other party thereto; (iii) no event has occurred that with or without the lapse of time or the giving of notice or both would constitute a breach or default under any Company Lease by the Company or, to the Knowledge of the Company, any other party thereto; and (iv) the Company that is either the tenant or licensee named under the Company Lease has a good and valid leasehold interest in each parcel of real property that is subject to a Company Lease and is in possession of the properties purported to be leased or licensed thereunder.

(c)          Except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, the Company owns, and has good and valid title to, all assets reflected on the most recent audited balance sheet included in the Company SEC Documents (except for personal property sold, used or disposed of in the Ordinary Course of Business since December 31, 2023), free and clear of any Liens other than Permitted Liens.

Section 3.15            Intellectual Property.

(a)          The Patents, pending Patent applications, registered Marks, pending applications for registration of Marks and registered Copyrights owned by the Company are referred to collectively as the “Company Registered Intellectual Property”. All Intellectual Property owned or purported to be owned by the Company is referred to collectively as the “Company Intellectual Property”. Section 3.15(a) of the Company Disclosure Letter sets forth a true and correct list of all Company Registered Intellectual Property.

(b)          The Company owns all right, title, and interest, free and clear of all Liens (except for Permitted Liens) to all Company Intellectual Property, except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

(c)          Except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, (i)  to the Company’s Knowledge, the conduct of the business of the Company does not infringe, violate or constitute misappropriation of any Intellectual Property of any third Person; (ii) to the Company’s Knowledge, as of the date hereof, no third Person is infringing, violating, or misappropriating any Intellectual Property owned by the Company; and (iii) as of the date hereof, there is no pending claim asserted in writing against the Company (including any “cease and desist” letters and invitations to license) asserting that the Company has infringed, violated or misappropriated, or is infringing, violating or misappropriating any Intellectual Property rights of any third Person.

(d)          Since January 1, 2019, to the Company’s Knowledge, all former and current employees, consultants and contractors of the Company who have created or developed any inventions, improvements, ideas, discoveries, developments, writings, works of authorship, know-how, processes, methods, technology, trademarks, service marks, data, information and other intellectual property that is included in any Company Intellectual Property (other than any Company Intellectual Property that vests in Company automatically by operation of law) (“Company-Related Developments”) have executed written instruments with the Company that assign to the Company all rights, title and interest (including all Intellectual Property) in and to all Company-Related Developments.

(e)          Except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, (i) the Company has taken commercially reasonable measures to protect the confidentiality of the material Trade Secrets of the Company and third party confidential information provided to the Company or that the Company is obligated to maintain in confidence; (ii) the Company complies, and has at all times in the past five (5) years complied, in all material respects with its internal policies and procedures, all legal and contractual requirements, to the extent applicable, relating to privacy, data protection, and the collection, retention, protection and use of personal information collected, used, or held for use by (or on behalf of) the Company and all Data Security Requirements; and (iii) there are no claims pending or, to the Knowledge of the Company, threatened in writing against the Company alleging a violation of any third Person’s privacy or personal information or data rights.

(f)          Except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, (i) the Company has at all times in the past five (5) years implemented and maintained and materially complied with commercially reasonable technical, physical and organizational measures, plans, procedures, controls, and programs that comply in all material respects with Data Security Requirements and are designed to protect the IT Systems, Personal Information and customer data (including any data processed under Government Contracts) Processed by or at the direction of the Companies against accidental, unlawful or unauthorized access, use, loss, disclosure, alteration, destruction, compromise or other Processing (each, a “Security Incident”), and identify and address internal and external risks to the privacy and security of the IT Systems and Personal Information and (ii) the Company has not experienced any Security Incidents in the past five (5) years. In relation to any Security Incident or Data Security Requirement, the Company has not (i) notified or been required to notify any customer, employee, Governmental Entity, or other Person, or (ii) received any notice, inquiry, request, claim, complaint, correspondence or other communication from, or been the subject of any investigation or enforcement action by, any Governmental Entity or other Person, in each case, except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

Section 3.16            Material Contracts.

(a)          Section 3.16 of the Company Disclosure Letter sets forth a list of all Company Material Contracts as of the date of this Agreement. For purposes of this Agreement, “Company Material Contracts” means any of the following Contracts to which the Company is a party or by which the Company or any of its properties or assets is bound (other than, except for clauses (i) and (viii), Company Benefit Plans):

(i)          any “material contract” (as such term is defined in Item 601(b)(10) of Regulation S-K promulgated by the SEC);

(ii)          any Contract that expressly imposes any material restriction on the right or ability of the Company to compete with any other Person or solicit any client or customer and, in each case, that following the Closing will materially restrict the ability of Parent or its Subsidiaries (other than the Surviving Corporation and its Subsidiaries) to so compete or solicit;

(iii)          any Contract with a customer that expressly obligates the Company (or following the Closing, Parent or its Subsidiaries) to conduct business with any third party on a preferential or exclusive basis or that contains “most favored nation” or similar covenants;

(iv)          any Contract relating to Indebtedness of the Company having an outstanding principal amount in excess of $50,000;

(v)          any Contract that is a lease or similar Contract with any Person under which (A) the Company is lessee of, or holds or uses, any material machinery, equipment, vehicle or other tangible personal property that is material to the Company or (B) the Company is a lessor or sublessor of, or makes available for use by any Person, any tangible personal property that is material to the Company;

(vi)          any Contract that grants any right of first refusal, right of first offer or similar right with respect to any material assets, rights or properties of the Company;

(vii)          any Contract that provides for the acquisition or disposition of any assets (other than acquisitions or dispositions in the ordinary course of business) or business (whether by merger, sale of stock, sale of assets or otherwise) or capital stock or other equity interests of any Person, and with any outstanding obligations as of the date hereof, in each case with a value in excess of $1,000,000;

(viii)          any Contract for the employment or engagement of any natural person on an employment or independent contractor basis and that provides for annual payments in excess of $130,000, provides for severance, change in control, retention, transaction or similar payment or benefits, or requires more than 30 days’ notice to terminate;

(ix)          any Contract relating to the formation, creation, operation, management or control of any joint venture, partnership or limited liability company;

(x)          any Government Contract;

(xi)          any Contract with an Affiliate or other Person that would be required to be disclosed under Item 404(a) of Regulation S-K promulgated under the Exchange Act;

(xii)          any Contract (excluding any purchase orders entered into in the ordinary course of business consistent with past practice) (A) with any vendor of the Company who, in the year ended December 31, 2023, was, or in the year ended December 31, 2024 is expected to be, one of the ten (10) largest sources of payment obligations for the Company, based on amounts paid or payable or (B) with any counterparty of the Company who, in the year ended December 31, 2023, was, or in the year ended December 31, 2024 is expected to be, one of the ten (10) largest sources of revenues for the Company, based on amounts paid or payable;

(xiii)          any Contract that (A) involves a material joint venture, profit sharing, or similar agreement (excluding distribution or resale agreements entered in the ordinary course of business) or (B) provides for the Company to indemnify or hold harmless any other Person entered into outside of the ordinary course of business that would reasonably be expected to impose on the Company a liability in excess of $200,000;

(xiv)          any Contract that contains covenants expressly limiting in any material respect the ability of the Company to sell, transfer, pledge or otherwise dispose of any material assets (including any restrictions on the transfer of any material Intellectual Property rights) or businesses of the Company;

(xv)          any Contract that contains a put, call or similar right pursuant to which the Company could be required to purchase or sell, as applicable, (A) any equity interests of any Person or (B) assets that have a fair market value or purchase price of more than $250,000; and

(xvi)          any settlement, conciliation or similar Contract pursuant to which the Company will have any material outstanding monetary or other obligation after the date of this Agreement.

(b)          There is no default under any Company Material Contract by the Company and no event has occurred that with the lapse of time or the giving of notice or both would constitute a default thereunder by the Company, in each case except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. Each Company Material Contract (i) is a valid and binding obligation of the Company that is party thereto and, to the Knowledge of the Company, of each other party thereto, and (ii) is enforceable against the Company in accordance with its terms, subject to the Enforceability Exceptions, in each case except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect. Except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, (A) since January 1, 2022, the Company has not received any written notice of the intention of any party to a Company Material Contract to terminate, materially amend, fail to renew or materially reduce its business with the Company under, any Company Material Contract. Prior to the date hereof, the Company has made available to Parent complete and correct copies of all of the Company Material Contracts (including all amendments, modifications, extensions or renewals with respect thereto).

Section 3.17            Product Liability and Regulatory.

(a)          There are no pending or, to the Knowledge of the Company, threatened, and since January 1, 2018, there have not been any pending, or to the Knowledge of the Company, threatened, Proceedings against the Company arising out of product liability, personal injury or property damage, indemnity, express or implied warranties or similar claims pertaining to or arising out of the Products or the use thereof, or any other claims that any Product is defective, lacks appropriate certifications, lacks appropriate instructions, or warnings or notices, is misleadingly or falsely labeled or marketed, fails to meet product specifications or warranties, or fails to meet any applicable Laws or other governmental standard or requirement (“Product Liability Claims”). The Company has not, within the past six (6) years, received any notice of any Product Liability Claims.

(b)          Except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, the Company and the Products have complied in all material respects with Laws, and the Company has appropriate policies and procedures in place to ensure material compliance, including with all applicable labeling, safety, notification, registration, manufacturing, testing, advertising, marketing, promotional, approval, shipment, transportation, storage, record-keeping, reporting and all other Laws or requirements, including concerning facilities, applicable to the Company and the Products. Except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, the Company has ensured specifications for Product ingredients, components, subparts, and raw materials are met, and have ensured the quality and safety of finished Products. The Company has not received any notice of a violation of the Law with respect to the Products or of material non-compliance with Product specifications that would reasonably be expected to constitute or form the basis for a material violation of any of the foregoing set forth above in this Section 3.17(b).

(c)          Except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, the Products are not and, since January 1, 2018, have not been the subject of any voluntary or involuntary market withdrawal, recall, correction, field alerts, safety alert, seizure, warning, investigator notice, detention, suspension, holds, public notification, or other proceeding or notification, and none of the foregoing are pending or, since January 1, 2018, have been threatened, filed or commenced against the Company relating to any alleged lack of quality or safety, or any failure to comply with any applicable Law or requirement. The Company has not received any notice that would reasonably be expected to constitute or form the basis of any of the foregoing set forth in this Section 3.17(c).

Section 3.18            Opinion. The Company Board has received the oral opinion of Needham & Company, LLC (to be confirmed in writing) that, as of the date of such opinion, and based on and subject to the various assumptions, qualifications, limitations and other matters set forth therein, the Per Share Merger Consideration is fair, from a financial point of view, to the holders of Shares. As of the date of this Agreement, the foregoing opinion has not been withdrawn, revoked or modified in any respect. A signed, correct and complete copy of such opinion will be made available to Parent promptly following receipt thereof by the Company, for informational purposes only.

Section 3.19            Finders or Brokers. Other than Needham & Company, LLC (“Needham”), no broker, finder or investment banker is entitled to any broker’s, finder’s or financial advisor’s fee or commission in connection with the transactions contemplated hereby based upon arrangements made by or on behalf of the Company or the Company Board. The Company has delivered to Parent a complete, correct and unredacted copy of its engagement letter between the Company and Needham entered into in connection with the Merger, and all other agreements under which any fees or expenses may become payable to Needham in connection with the Merger and the other Transactions, in each case, as in effect on the date hereof.

Section 3.20            State Takeover Statutes. Subject to the accuracy of the Parent’s representations and warranties set forth in Section 4.7 and Section 4.8, the Company Board has taken all actions so that no state “fair price,” “moratorium,” “control share acquisition,” or other similar anti-takeover Law, including the “New Jersey Shareholders’ Protection Act” statutes set forth in Section 14A:10A-1 et seq. of the NJBCA (each, a “Takeover Statute”) is applicable to the Company, this Agreement, the Merger or any of the other transactions contemplated by this Agreement or the Voting Agreements.

Section 3.21            Requisite Stockholder Approval. The Company Stockholder Approval is the only vote or approval of the holders of any of the Company’s capital stock necessary under applicable Law, the Charter or the Bylaws to adopt this Agreement and consummate the Merger.

Section 3.22            Insurance. Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect: (a) all Company Policies are in full force and effect and the Company is not in breach of or default under any Company Policy and no event has occurred that, with or without notice or lapse of time, or both, would be a breach of or a default under any Company Policy; (b) since January 1, 2022, the Company has been continuously insured with recognized insurers or has self-insured in such amounts and related to such risks and losses as are required by applicable Law and any Company Material Contract and (c) since January 1, 2022, the Company has not received any written communication notifying it of any (i) cancellation, non-renewal or invalidation of any Company Policy, (ii) denial of any coverage or rejection of any claim under any Company Policy or (iii) material adjustment in the amount of the premiums payable under any Company Policy.

Section 3.23            Government Contracts. With respect to any Government Contract to which the Company is or has been a party within the past six (6) years, except as has not resulted in and would not reasonably be expected to result in, individually or in the aggregate, a Material Adverse Effect: (a) the Company has not been in breach of or default under any Government Contract, and no event has occurred which, with the giving of notice or the lapse of time or both, would constitute such a breach or default by such Person; (b) all representations and certifications applicable to such Government Contracts and associated bids or proposals were accurate when made and have been updated as required; (c) invoices submitted by any of the Companies were accurate, and required adjustments have been promptly credited and reported to the applicable customer and recorded in the financial records of such Company; (d) the Company is not required to make or maintain any cost accounting or any pricing disclosure or guarantee, or to maintain any accounting or property system, or performance or surety bond; (e) the Company does not (i) hold a facility security clearance as defined in the National Industrial Security Program Operating Manual (32 C.F.R. pt 117) or (ii) need a facility security clearance or needs its employees to hold personal security clearance(s) to perform any Government Contract; (f) no Government Contract has been awarded to the Company because of “small business” status or other preferred bidder status (including veteran-owned small business, service-disabled veteran-owned small business, woman-owned, HUBZone, 7(a) small business, or minority-owned); (g) the Company or any of its respective Principals (as that term is defined by 48 C.F.R. § 2.101) has been suspended, debarred, or otherwise excluded from contracting with a Governmental Entity or been notified in writing of any proposed suspension, debarment or exclusion or received any show cause notice (as the term is defined by 48 C.F.R. § 49.607) from a suspending, debarring or excluding official; (h) the Company has not made any written voluntary or mandatory disclosure to any Governmental Entity with respect to any irregularity, misstatement, significant overpayment, or violation of law arising under or relating to any Government Contract and (i) the Company has not received or been provided written (nor, to the Knowledge of the Company, oral) cure notice, show cause notice, notice of investigation or audit by a Governmental Entity.

Section 3.24            No Other Representations or Warranties. EXCEPT FOR THE REPRESENTATIONS AND WARRANTIES CONTAINED IN THIS ARTICLE III (INCLUDING THE RELATED PORTIONS OF THE DISCLOSURE LETTERS) OR IN THE CERTIFICATE DELIVERED PURSUANT TO SECTION 6.3(C), THE COMPANY DOES NOT MAKE ANY EXPRESS OR IMPLIED REPRESENTATION OR WARRANTY TO PARENT OR MERGER SUB, INCLUDING WITH RESPECT TO VALUE, CONDITION, MERCHANTABILITY OR SUITABILITY, WITH RESPECT TO THE COMPANY, ANY OTHER ACQUIRED COMPANY, ANY OF THEIR RESPECTIVE BUSINESSES OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT.

ARTICLE IV.

REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB

Except as disclosed in the disclosure schedule delivered by Parent to the Company concurrently with the execution of this Agreement (the “Parent Disclosure Schedule”), Parent and Merger Sub jointly and severally represent and warrant to the Company as follows:

Section 4.1            Organization. Parent is a limited liability company duly organized, validly existing and in good standing under the Laws of the State of Delaware. Merger Sub is a corporation duly incorporated, validly existing and in good standing under the Laws of the State of New Jersey. Each of Parent and Merger Sub has all requisite corporate power and authority to own, lease and operate its properties and assets and to carry on its business as presently conducted, except where the failure to have such power or authority would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect. Each of Parent and Merger Sub is duly qualified or licensed, and has all necessary governmental approvals, to do business and (where such concept is recognized) is in good standing in each jurisdiction in which the property owned, leased or operated by it or the nature of the business conducted by it makes such approvals, qualification or licensing necessary, except where the failure to be so duly approved, qualified or licensed and in good standing would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.

Section 4.2            Corporate Authority Relative to this Agreement; Consents and Approvals; No Violation.

(a)          Each of Parent and Merger Sub has the requisite corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby, including the Merger. The execution, delivery and performance by Parent and Merger Sub of this Agreement and the consummation by each of them of the transactions contemplated hereby, including the Merger, have been duly and validly authorized by the board of managers of Parent and the board of directors of Merger Sub and, except for the filing of the Certificate of Merger with the Department of the Treasury of the State of New Jersey, no other corporate action or proceedings on the part of either Parent or Merger Sub are necessary to authorize the execution and delivery by Parent and Merger Sub of this Agreement and the consummation of the transactions contemplated hereby, including the Merger. The board of managers of Parent has approved the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby, including the Merger. The board of directors of Merger Sub has (i) approved the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby, including the Merger and (ii) resolved to recommend that the sole stockholder of Merger Sub approve and adopt this Agreement. Parent, as sole stockholder of Merger Sub, has approved and adopted this Agreement by written consent immediately following its execution. This Agreement has been duly and validly executed and delivered by Parent and Merger Sub and, assuming the due authorization, execution and delivery thereof by the Company, constitutes a legal, valid and binding agreement of Parent and Merger Sub enforceable against Parent and Merger Sub in accordance with its terms, subject to the effects of the Enforceability Exceptions.

(b)          The execution, delivery and performance of this Agreement by Parent and Merger Sub, including the consummation of the Merger, do not and will not require any authorization, consent, order license, permit or approval of, or registration, declaration, notice or filing with, any Governmental Entity except for the Transaction Approvals and such authorizations, consents, Orders, licenses, permits, approvals, registrations, declarations, notices and filings the failure of which to make or obtain would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.

(c)          The execution, delivery and performance by Parent and Merger Sub of this Agreement does not, and assuming the Transaction Approvals are obtained, will not (i) require any consent or approval under, violate, conflict with, result in any breach of or any loss of any benefit under, or give rise to any right of termination, vesting, amendment, acceleration or cancellation of, any Contract to which Parent, Merger Sub or any of their Subsidiaries is a party or by which they or any of their respective properties or assets is bound, (ii) conflict with or result in any violation of any provision of the charter or bylaws or other equivalent organizational document, of Parent or Merger Sub or (iii) conflict with or violate any applicable Laws except, in the cases of clauses (i) and (iii) for any such conflict, violation, breach or other occurrence, as would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.

Section 4.3            Litigation. As of the date hereof, there is no Proceeding to which Parent or any of its Subsidiaries is a party pending or, to the Knowledge of Parent, threatened that would reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect. As of the date hereof, neither Parent nor Merger Sub is subject to any outstanding Order that would reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.

Section 4.4            Finders or Brokers. Neither Parent nor any of Parent’s Subsidiaries has employed any investment banker, broker or finder in connection with the transactions contemplated by this Agreement who would be entitled to any fee or any commission payable by the Company in connection with or upon consummation of the Merger.

Section 4.5            Financing; Reports and Financial Statements.

(a)          As of the date hereof Parent has, and from the date hereof through the Effective Time will have, commitments from lenders sufficient to provide available funds to consummate the Merger and to make all payments required to be made in connection therewith, including payment of the aggregate Per Share Merger Consideration, any payments in respect of equity compensation obligations to be paid in connection with the transactions contemplated hereby, the payment of any debt required to be repaid, redeemed, retired, cancelled, terminated or otherwise satisfied or discharged in connection with the Merger (including all Indebtedness of the Company required to be repaid, redeemed, retired, cancelled, terminated or otherwise satisfied or discharged in connection with the Merger and the other transactions contemplated hereby) and all premiums and fees required to be paid in connection therewith and all other amounts to be paid pursuant to this Agreement and all associated costs and expenses of the Merger (such amounts, collectively, the “Merger Amounts”). As of the date hereof, Parent has no reason to believe that the representations contained in the immediately preceding sentence will not be true at and as of the Closing Date.

(b)          Notwithstanding anything in this Agreement to the contrary, in no event shall the receipt or availability of any funds or financing by or to Parent or any of its Affiliates or any other financing transaction be a condition to any of the obligations of Parent or Merger Sub hereunder.

Section 4.6            Operations and Ownership of Merger Sub.

(a)          Merger Sub has been formed solely for the purpose of engaging in the transactions contemplated hereby and prior to the Effective Time will have engaged in no other business activities and will have incurred no liabilities or obligations other than as contemplated herein.

(b)          As of the date of this Agreement, the authorized capital stock of Merger Sub consists of 1,000 shares of common stock, par value $0.01 per share, all of which are validly issued and outstanding. All of the issued and outstanding capital stock of Merger Sub is, and immediately prior to the Effective Time will be, owned by Parent. There is no outstanding option, warrant, right or any other agreement pursuant to which any Person other than Parent may acquire any equity securities of Merger Sub.

Section 4.7            Ownership of Shares. None of Parent, Merger Sub or their respective Affiliates (i) is the beneficial owner of, or at any time within the last five (5) years has been the beneficial owner of, any Shares and none of Parent, Merger Sub or their respective Affiliates holds any rights to acquire or vote any Shares except pursuant to this Agreement, or (ii) is or has been at any time within the last five (5) years an “interested stockholder” (as defined in Section 14A:10A-3(j) of the NJBCA) of the Company. For purposes of this Section 4.7, “beneficial owner” has the meaning specified in Section 14A:10A-3(d) of the NJBCA.

Section 4.8            Certain Agreements. As of the date of this Agreement, and except for the Voting Agreements and the Conversion and Cancellation Agreement, none of Parent, Merger Sub or any of their respective Affiliates is a party to any Contract, or has authorized, made or entered into, or committed or agreed to enter into, any formal or informal agreements, arrangements or other understandings (whether or not binding or oral or written) with any stockholder, director, officer, employee or other Affiliate of the Company (a) relating to (i) this Agreement or the Merger or (ii) the Surviving Corporation or any of its Subsidiaries’ businesses or operations (including as to continuing employment) from and after the Closing; or (b) pursuant to which any (i) such holder of Shares would be entitled to receive consideration of a different amount or nature than the Per Share Merger Consideration in respect of such holder’s Shares; (ii) such holder of Shares has agreed to approve this Agreement or vote against any Superior Proposal; or (iii) such stockholder, director, officer, employee or other Affiliate of the Company has agreed to provide, directly or indirectly, any equity investment to Parent, Merger Sub or the Company to finance any portion of the Merger. Each of Parent and Merger Sub has taken such actions and votes as are necessary on its part to render the provisions of any “fair price,” “moratorium,” “control share acquisition” or other Takeover Statute inapplicable to this Agreement, the Merger and the transactions contemplated by this Agreement.

Section 4.9            Solvency. Assuming satisfaction or waiver of the conditions set forth in Section 6.1 and Section 6.3, as of the Closing and immediately after giving effect to the Merger (including the payment of all amounts payable pursuant to Article II in connection with or as a result of the Merger and all related fees and expenses of Parent, Merger Sub, the Company and their respective Subsidiaries in connection therewith), (a) the amount of the “fair saleable value” of the assets of the Surviving Corporation and its Subsidiaries will exceed (i) the value of all liabilities (whether or not reflected on a balance sheet prepared in accordance with GAAP, and whether direct or indirect, fixed or contingent, secured or unsecured, disputed or undisputed) of the Surviving Corporation and such Subsidiaries, including contingent and other liabilities; and (ii) the amount that will be required to pay the probable liabilities (whether or not reflected on a balance sheet prepared in accordance with GAAP, and whether direct or indirect, fixed or contingent, secured or unsecured, disputed or undisputed) of each of the Surviving Corporation and its Subsidiaries on their existing debts as such debts become absolute and matured; (b) each of the Surviving Corporation and its Subsidiaries will not have an unreasonably small amount of capital for the operation of the businesses in which it is engaged or proposed to be engaged; and (c) each of the Surviving Corporation and its Subsidiaries will be able to pay its liabilities (whether or not reflected on a balance sheet prepared in accordance with GAAP, and whether direct or indirect, fixed or contingent, secured or unsecured, disputed or undisputed) as they mature. For purposes of the foregoing, “not have an unreasonably small amount of capital for the operation of the businesses in which it is engaged or proposed to be engaged” and “able to pay its liabilities, including contingent and other liabilities, as they mature” means that the applicable Person will be able to generate enough cash from operations, asset dispositions or refinancing, or a combination thereof, to meet its obligations as they become due.

Section 4.10            No Other Information; Non-Reliance.

(a)          Each of Parent and Merger Sub, on behalf of itself and its Subsidiaries and Affiliates, acknowledge that (i) the Company makes no representations or warranties as to any matter whatsoever except as expressly set forth in Article III or in the certificate delivered pursuant to Section 6.3(c), (ii) the representations and warranties set forth in Article III are made solely by the Company, and (iii) no Representative of the Company shall have any responsibility, liability or obligation related thereto.

(b)          Each of Parent and Merger Sub, on behalf of itself and its Subsidiaries and Affiliates, acknowledges and agrees that, except for the representations and warranties expressly set forth in Article III or in the certificate delivered pursuant to Section 6.3(c), it is not acting (including, as applicable, by entering into this Agreement or consummating the transactions contemplated hereby, including the Merger) in reliance on:

(i)          any estimate, projection, prediction, data, financial information, memorandum, presentation or other materials or information provided or addressed to Parent, Merger Sub or any of their respective Affiliates or Representatives, including any materials or information made available in the electronic data room hosted by or on behalf of the Company in connection with the Merger, in connection with presentations by the Company’s management or in any other forum or setting; or

(ii)          the accuracy or completeness of any other representation, warranty, estimate, projection, prediction, data, financial information, memorandum, presentation or other materials or information.

ARTICLE V.

COVENANTS AND AGREEMENTS

Section 5.1            Conduct of Business.

(a)          During the period from the date hereof until the earlier of the termination of this Agreement in accordance with its terms and the Effective Time, except (i) as may be required by applicable Law, (ii) with the prior written consent of Parent (which shall not be unreasonably withheld, conditioned or delayed), (iii) as expressly permitted, contemplated or required by this Agreement, (iv) as set forth in Section 5.1(a) of the Company Disclosure Letter or (v) for any action taken, or omitted to be taken, pursuant to any COVID-19 Measure (provided that the Company as promptly as practicable shall give Parent prior written notice of any such action to the extent reasonably practicable, which notice shall describe in reasonable detail the action and the reason(s) that such action is being taken pursuant to the immediately preceding proviso and take into account in good faith the reasonable suggestions of Parent with such action to be taken by the Company, and, in the event that it is not reasonably practicable for the Company to give the prior written notice described in this proviso, the Company shall instead give such written notice to Parent promptly after taking such action), the Company shall (1) conduct its business in all material respects in the ordinary course of business and (2) use commercially reasonable efforts to preserve substantially intact its business organization (including the service of key employees) and maintain existing relations in all material respects with key customers, suppliers and other Persons with whom the Company has significant relationships.

(b)          In addition to and without limiting the generality of Section 5.1(a) of this Agreement, during the period from the date hereof until the earlier of the termination of this Agreement in accordance with its terms and the Effective Time, except (i) as may be required by applicable Law, (ii) with the prior written consent of Parent (which shall not be unreasonably withheld, conditioned or delayed), (iii) as expressly permitted, contemplated or required by this Agreement or the Conversion and Cancellation Agreement, (iv) as set forth in Section 5.1(b) of the Company Disclosure Letter or (v) for any action taken, or omitted to be taken, pursuant to any COVID-19 Measure (subject to the proviso to Section 5.1(a)) the Company shall not:

(A)          amend, modify, waive, rescind, change or otherwise restate the Company Organizational Documents;

(B)          split, combine or reclassify any capital stock, voting securities or other equity interests of the Company;

(C)          make, declare or pay any dividend, or make any other distribution on, redeem, purchase or otherwise acquire, any shares of its capital stock or other equity or voting interest, or any other securities or obligations convertible (whether currently convertible or convertible only after the passage of time or the occurrence of certain events) into or exchangeable for any shares of its capital stock or other equity or voting interest, except for (1) the acceptance of Shares as payment for the exercise price of Company Options, (2) the acceptance of Shares, or withholding of Shares otherwise deliverable, to satisfy withholding Taxes incurred in connection with the exercise, vesting and/or settlement of Company Options (in the case of clauses (1) and (2), to the extent required under the terms of the applicable Company Option and the Company Equity Award Plan) or (3) purchases, redemptions, or other acquisitions of any shares of its capital stock or any other securities required by the terms of any Company Benefit Plan or any Company Options (in the case of clauses (1), (2) and (3), solely in accordance with the terms of any Company Benefit Plan or Company Options outstanding as of the Capitalization Date);

(D)          grant any Company Options or other equity-based awards or interests, or grant any individual, corporation or other entity any right to acquire any shares of its capital stock;

(E)          issue, sell or otherwise permit to become outstanding, transfer, or agree to issue, sell or otherwise permit to become outstanding, any Equity Securities, shares of its capital stock or securities convertible or exchangeable into, or exercisable for, any shares of its capital stock or any options, warrants, or other rights of any kind to acquire any shares of its capital stock or other Company Securities, except pursuant to the due exercise, vesting and/or settlement of Company Options outstanding as of the Capitalization Date, in accordance with their terms;

(F)          modify the terms of any shares of its capital stock or other equity or voting interest, other than with respect to the Company Convertible Notes as contemplated by the Conversion and Cancellation Agreement; or pledge or encumber any shares of its capital stock or other equity or voting interest;

(G)          incur, assume, endorse, guarantee or otherwise become liable for or modify in any material respect the terms of any Indebtedness for borrowed money or issue or sell any debt securities or any rights to acquire any debt securities, except for (1) travel advances to employees in the ordinary course of business or (2) additional Indebtedness for borrowed money incurred by the Company not to exceed $100,000 in aggregate principal amount outstanding;

(H)          other than in accordance with Contracts in effect on the date hereof which have been made available to Parent, mortgage or encumber any of its properties or assets having a value in excess of $25,000 individually or $100,000 in the aggregate (other than to the Company);

(I)          other than in accordance with Contracts in effect on the date hereof which have been made available to Parent, Contracts entered into in the ordinary course of business for sales or dispositions of inventory or excess, obsolete or worn-out equipment in the ordinary course of business, sell, transfer, assign, lease, sublease, license, sublicense or otherwise dispose of any of its properties or assets having a value in excess of $600,000 individually or $1,000,000 in the aggregate, to any Person (other than to the Company);

(J)          (i) other than in accordance with Contracts in effect on the date hereof which have been made available to Parent, acquire for cash consideration any assets or Equity Interests of any other Person or business of any other Person (whether by merger or consolidation, acquisition of stock or assets or by formation of a joint venture or otherwise) or make any investment in any Person (in each case, except for acquisitions of inventory, supplies, raw materials, equipment or similar assets in the ordinary course of business or (ii) form, organize, or incorporate any Subsidiary;

(K)          (i) adopt, amend or terminate any Company Benefit Plan or create or enter into any plan, agreement, program, policy, trust, fund or other arrangement that would be a Company Benefit Plan if it were in existence as of the date hereof, except for adoptions, amendments or terminations in the ordinary course of business that do not materially increase costs or obligations, (ii) accelerate any rights or benefits under any Company Benefit Plan, (iii) accelerate the time of vesting, funding or payment of any award under any Company Benefit Plan, in each case except as required by the terms of this Agreement or as required by applicable Law or the terms of a Company Benefit Plan or Contract or agreement in effect on the date hereof; or (iv) hire, engage, terminate (other than for cause), or promote any employee, individual independent contractor or other non-employee service provider, except in the ordinary course of business to fill open positions or to replace an employee who departs after the date of this Agreement and in each case, provided that any such individual’s annual base compensation or annual fees does not exceed $100,000;

(L)          (i) increase the compensation (including severance, change-in-control and retention compensation) or benefits of any current or former employee, director or other individual service provider of the Company, (ii) grant or promise to grant to any current or former officer, employee or other individual service provider of the Company any new or additional entitlement to (1) any bonus, loan, equity or equity-based, phantom equity, retention, change-of-control, deferred compensation, severance, termination or other similar compensation or benefits pay or (2) any payments or benefits triggered by a change in control or by the Transactions, except, in each case for purposes of (i) and (ii), (x) as required by applicable Law or the terms of a Company Benefit Plan or Contract or agreement in effect on the date hereof, or (y) for annual base salary or wage rate increases in the ordinary course of business and consistent with past practice that do not exceed 2% of aggregate annual base compensation in the aggregate or 5% of an annual base compensation for any individual employee, in either case, as determined as of the date of this Agreement;

(M)          (i) make, change or rescind any material election relating to Taxes, except in the ordinary course of business consistent with past practice, (ii) settle or compromise any Proceeding relating to material income or other Taxes or surrender any right to obtain a material income or other Tax refund or credit, offset or other reduction in Tax liability, (iii) enter into any Tax allocation agreement, Tax sharing agreement, Tax indemnity agreement (other than, in each case, any such agreement (x) the sole party to which is the Company or (y) entered into in the ordinary course of business and not primarily concerning Taxes) or closing agreement with respect to any material income or other Taxes, (iv) consent to any extension or waiver of the statute of limitations period applicable to any material Tax claim or assessment, or (v) change any method of reporting a material amount of income or deductions for federal income Tax purposes from those employed in the historical preparation of its federal income Tax Returns; except, in the case of (v), as is required by applicable Law or GAAP;

(N)          (1) institute any Proceeding, or (2) settle, release, waive, or compromise any pending or threatened Proceeding (x) for an amount equal to or in excess of $100,000 individually or $250,000 in the aggregate or (y) on a basis that would result in the imposition of any writ, judgment, decree, settlement, agreement, award, injunction or similar order of any Governmental Entity that would restrict the future activity or conduct of Parent, the Company or a finding or admission of a violation of Law or violation of the rights of any Person, other than with respect to monetary settlements only where the amount paid or to be paid by the Company or is (i) covered in full by insurance coverage maintained by the Company or (ii) not in excess of the amount, if any, reflected or reserved expressly and specifically with respect to such Proceeding on the most recent balance sheet of the Company included in the Company SEC Documents;

(O)          change in any material respect the Company’s methods, principles or practices of financial accounting or annual accounting period, except as required by GAAP, Regulation S-X of the Exchange Act (or any interpretation thereof), or by any Governmental Entity or applicable Law;

(P)          (1) enter into, modify in any material respect, amend in any material respect, renew or terminate (other than any Material Contract that has expired in accordance with its terms in the ordinary course of business) any Material Contract or otherwise waive, release or assign any material rights, claims or benefits of the Company thereunder or (2) abandon, cancel, waive or terminate any material Permit;

(Q)          waive or release any noncompetition, nonsolicitation, nondisclosure, noninterference, nondisparagement, or other restrictive covenant obligation of any current or former employee or independent contractor;

(R)          adopt a plan of complete or partial liquidation, dissolution, recapitalization or restructuring with respect to the Company;

(S)          fail to use commercially reasonable efforts to maintain in effect the existing material Company Policies;

(T)          make any capital expenditures in excess of $100,000 in the aggregate;

(U)          enter into any material new line of business;

or

(V)          agree to take any of the actions described in Section 5.1(b)(A) through Section 5.1(b)(U) of this Agreement.

Section 5.2            No Control of Other Party’s Business. Nothing contained in this Agreement shall give Parent or Merger Sub, directly or indirectly, the right to control or direct the Company’s operations prior to the Effective Time. Prior to the Effective Time, the Company shall exercise, consistent with the terms and conditions of this Agreement, complete control and supervision over its operations.

Section 5.3            Access.

(a)          For purposes of furthering the transactions contemplated hereby, the Company shall afford Parent and its Representatives reasonable access during normal business hours upon reasonable advance notice, throughout the period from the date hereof until the earlier of the termination of this Agreement and the Effective Time, to the Company and its personnel, properties, Contracts, commitments, books and records and such other information concerning its business, properties and personnel as Parent may reasonably request; provided that the Company shall not be obligated to provide or give access to any minutes of meetings or resolutions of the Company Board (or any committees or subcommittees thereof) or any other business records or reports of or communication with any of its advisors relating to the evaluation or negotiation of this Agreement or the transactions contemplated hereby or any alternatives thereto (including any Acquisition Proposal or Superior Proposal). Notwithstanding anything to the contrary contained in this Section 5.3(a), any document, correspondence or information or other access provided pursuant to this Section 5.3(a) may be redacted or otherwise limited to prevent disclosure of information concerning the valuation of the Company and the Merger or other similarly confidential or competitively sensitive information. All access pursuant to this Section 5.3(a) shall be (i) conducted in such a manner as not to interfere unreasonably with the normal operations of the Company and (ii) coordinated exclusively through the designated Representatives of the Company.

(b)          Notwithstanding anything to the contrary contained in this Section 5.3, the Company shall not be required to provide any access, or make available any document, correspondence or information, if doing so would, in the reasonable judgment of the Company’s legal counsel, (i) jeopardize the attorney-client privilege of the Company or (ii) conflict with any Law applicable to the Company or the assets, or operation of the business, of the Company; provided, that in such instances the Company shall inform Parent of the general nature of the information being withheld and, upon Parent’s request, reasonably cooperate with the Company to provide such information, in whole or in part, in a manner that would not result in any of the outcomes described in the foregoing clauses (i) and (ii). Further, notwithstanding anything contained in this Agreement to the contrary, the Company shall not be required to provide any access or make any disclosure pursuant to this Section 5.3 to the extent such access or information is reasonably pertinent to a litigation where the Company or any of its Affiliates, on the one hand, and Parent, Merger Sub or any of their respective Affiliates, on the other hand, are adverse parties or reasonably likely to become adverse parties.

(c)          The parties hereto hereby agree that all information provided to them or their respective Representatives in connection with this Agreement and the consummation of the transactions contemplated hereby shall be governed in accordance with the Confidentiality Agreement, dated as of March 18, 2024, between the Company and Parent and the Confidentiality Agreement, dated as of January 5, 2023, by and between the Company and Edgewater Capital Management, LLC (collectively, (the “Confidentiality Agreements”), which shall continue in full force and effect in accordance with its terms.

Section 5.4            No Solicitation.

(a)          Notwithstanding anything to the contrary contained in this Agreement, during the period beginning on the date of this Agreement and continuing until 11:59 p.m. New York City time on the thirtieth (30th) calendar day after the date of this Agreement (the “No-Shop Period Start Date” and such period of time, the “Go-Shop Period”), the Company and its respective Representatives shall have the right to (and may without restriction hereunder but subject to compliance with the terms of this Agreement): (i) solicit, initiate, propose, induce the making or submission of, encourage or facilitate in any way any offer or proposal that constitutes, or could reasonably be expected to lead to, an Acquisition Proposal, including by providing information (including non-public information and data) relating to the Company and affording access to the businesses, properties, assets, books, records or other non-public information, or to any personnel, of the Company to any Person (and its Representatives, including potential financing sources of such Person) that has entered into an Acceptable Confidentiality Agreement; provided, that the Company shall provide Parent and Merger Sub (and their Representatives, including financing sources) with commensurate access to any information or data that is provided to any Person given such access that was not previously made available (whether prior to or after the execution of this Agreement) to Parent or Merger Sub, substantially concurrently with the time it is provided to such Person (and in any event within 48 hours thereof); and (ii) continue, enter into, engage in or otherwise participate in any discussions or negotiations with any Person (and their respective Representatives, including potential financing sources of such Person) regarding any Acquisition Proposals (or inquiries, offers or proposals or any other effort or attempt that could reasonably be expected to lead to an Acquisition Proposal), and cooperate with or assist or participate in, or facilitate in any way, any such inquiries, offers, proposals, discussions or negotiations or any effort or attempt to make any Acquisition Proposals or other proposals that could reasonably be expected to lead to Acquisition Proposals, including by granting a waiver, amendment or release under any pre-existing “standstill” or other similar provision to the extent necessary to allow for an Acquisition Proposal or amendment to an Acquisition Proposal to be made confidentially to the Company or the Company Board. The Company shall (x) notify Parent that it has entered into an Acceptable Confidentiality Agreement within 48 hours after the execution thereof (provided that the Company shall not be required to enter into an additional Acceptable Confidentiality Agreement with any third party with whom the Company is party to a confidentiality agreement) and (y) provide Parent with written notice prior to continuing, entering into, engaging or otherwise participating in any discussions or negotiations described in clause (ii) of the immediately preceding sentence.

(b)

(i)          Subject to the provisions of this Section 5.4(b), commencing on the No-Shop Period Start Date and continuing until the earlier of the Effective Time and the End Date (or, if earlier, the termination of this Agreement in accordance with its terms), the Company shall not, and shall cause its respective directors and officers not to, and shall use its reasonable best efforts to cause its other Representatives on its behalf not to, directly or indirectly, (1) solicit, initiate or knowingly encourage or knowingly facilitate the making or submission of any offer or proposal that constitutes, or would reasonably be expected to lead to, an Acquisition Proposal, (2) knowingly encourage or participate in any discussions or negotiations regarding an Acquisition Proposal with, or furnish any nonpublic information relating to the Company to any Person in connection with, or related to, any Acquisition Proposal (except, in each case, to notify such Person as to the existence of the provisions of this Section 5.4(b)), or afford any Person access to the businesses, properties, assets, books, records or other non-public information, or to any personnel, of the Company for the purpose of encouraging, inducing or facilitating an Acquisition Proposal, or (3) approve, endorse or recommend any proposal that constitutes or would reasonably be expected to lead to an Acquisition Proposal, or (4) enter into any letter of intent, agreement in principle, memorandum of understanding, or other acquisition agreement, merger agreement or similar agreement with respect to an Acquisition Proposal (except for an Acceptable Confidentiality Agreement permitted hereunder). From after the No-Shop Period Start Date until the earlier of the Effective Time and the End Date (or, if earlier, the termination of this Agreement in accordance with its terms), the Company will be required to enforce, and will not waive, terminate or modify any provision of any standstill or confidentiality agreement that prohibits or purports to prohibit a proposal being made to the Company Board (or any committee thereof) and will use reasonable best efforts to enforce the provisions of any such agreement unless the Company Board has determined in good faith, after consultation with its outside counsel, that the failure to take such action (A) would prohibit the counterparty from making an Acquisition Proposal privately to the Company Board and (B) would be inconsistent with its fiduciary duties to the stockholders of the Company under applicable Law.

(ii)          Subject to the terms of this Section 5.4(b), from the No-Shop Period Start Date until the earlier of the Effective Time and the End Date (or if earlier, the termination of this Agreement in accordance with its terms), the Company will, and will cause its respective officers and directors, and shall use its reasonable best efforts to cause its other Representatives to, immediately (1)  cease and cause to be terminated any discussions or negotiations with any Person and its Representatives that is prohibited by this Section 5.4(b), (2) request the prompt return or destruction of all non-public information concerning the Company theretofore furnished to any such Person with whom a confidentiality agreement with respect to an actual or potential Acquisition Proposal was entered into at any time within twelve (12) months immediately preceding the No-Shop Period Start Date, (3)  cease providing to any such Person or its Representatives any non-public further information with respect to the Company in connection with any actual or potential Acquisition Proposal and (4)  terminate all access granted to any such Person and its Representatives to any physical or electronic data room (or any other diligence access) in connection with any actual or potential Acquisition Proposal. Notwithstanding anything in Section 5.4(b)(i) or this Section 5.4(b)(ii) to the contrary, at any time prior to the adoption of this Agreement by the Company’s stockholders, the Company may continue to engage in the activities described in Section 5.4(a) (but subject to compliance with all of the requirements set forth therein) with respect to any Excluded Party (but only for so long as such Person is and remains an Excluded Party (provided that if at any time a Person ceases to be an Excluded Party, such Person may thereafter never become an Excluded Party)), including with respect to any amended or modified Acquisition Proposal received from any Excluded Party following the No-Shop Period Start Date, and the restrictions in Section 5.4(b)(i) and this Section 5.4(b)(ii) shall not apply with respect thereto for so long as such Person is and remains an Excluded Party.

(iii)          Notwithstanding anything in Section 5.4(b)(i) to the contrary (and without limiting the Company’s express rights hereunder with respect to Excluded Parties, but subject to the Company’s compliance in all material respects with Section 5.4(b)(i) and Section 5.4(b)(ii)), at any time prior to the adoption of this Agreement by the Company’s stockholders, if the Company receives an Acquisition Proposal from a third party that was not received in response to, or as a result of, actions that constitute a breach of Section 5.4(b)(i) or Section 5.4(b)(ii), (1) the Company and its Representatives may contact the third party making such Acquisition Proposal solely to clarify the terms and conditions thereof (so long as such communications do not involve the provision of confidential information or substantive negotiations), to request that any Acquisition Proposal made orally be made in writing and/or to notify such Person or group of Persons or its or their Representatives and financing sources of the provisions of this Section 5.4(b), and (2) if the Company Board determines in good faith, after consultation with outside legal and financial advisors, that such Acquisition Proposal either constitutes a Superior Proposal or would reasonably be expected to lead to a Superior Proposal and the Company Board (or a committee thereof) has determined in good faith (after consultation with its financial advisor and outside legal counsel) that the failure to take the actions contemplated by this Section 5.4(b) would be inconsistent with its fiduciary duties under applicable Law, then the Company or any of its Representatives may: (A) engage in discussions or negotiations with the third party (including its Representatives and potential equity and debt financing sources) with respect to such Acquisition Proposal, and (B) furnish nonpublic information to the third party making such Acquisition Proposal (and its Representatives and potential equity and debt financing sources) only if, prior to so furnishing such information, the third party has executed an Acceptable Confidentiality Agreement with the Company, provided that the Company provides to Parent and Merger Sub (and their respective Representatives) any information or data that is provided to such third party (and in any event within 48 hours thereof) that was not previously made available to Parent or Merger Sub prior to or substantially concurrently with the time it is provided to such third party. The Company shall notify Parent that it has entered into an Acceptable Confidentiality Agreement within 48 hours after the execution thereof and provide Parent with written notice prior to entering into any discussions or negotiations described in clause (A) of the immediately preceding sentence; provided, however, that the Company shall not be required to enter into an additional Acceptable Confidentiality Agreement with any third party that the Company already has an existing confidentiality agreement with. The parties acknowledge and agree that any contacts, disclosures, discussions or negotiations permitted under this Section 5.4(b), including any public announcement that the Company or the Board of Directors of the Company has made any determination contemplated under this Section 5.4(b) to take or engage in any such actions, shall not in and of themselves constitute an Adverse Company Board Recommendation Change or otherwise constitute a basis for Parent to terminate this Agreement pursuant to pursuant to Article VII; provided, that in any such public announcement, the Company Board expressly reaffirms the Company Board Recommendation.

(c)          The Company agrees that any breach of this Section 5.4 by any of its Representatives shall be deemed to be a breach of this Agreement by the Company.

(d)          Notwithstanding anything to the contrary set forth in this Agreement, until the earlier to occur of the termination of this Agreement pursuant to Article VII and the Company’s receipt of the Company Stockholder Approval:

(i)          the Company Board may effect an Adverse Company Board Recommendation Change (described in clauses (A), (B), (D) or (F) of the definition thereof, as applicable) in response to an Intervening Event if the Company Board determines in good faith (after consultation with its financial advisors and outside legal counsel) that the failure to do so would be inconsistent with its fiduciary duties under applicable Law; provided, that the Company Board shall not effect such an Adverse Company Board Recommendation Change unless:

(A)          the Company has provided prior written notice to Parent at least five (5) Business Days in advance to the effect that the Company Board intends to effect an Adverse Company Board Recommendation Change, which notice shall specify in reasonable detail the basis for such Adverse Company Board Recommendation Change;

(B)            after giving such notice and prior to effecting such Adverse Company Board Recommendation Change, the Company and its Representatives, during such five Business Day period, has been available to negotiate with Parent and its Representatives in good faith (to the extent that Parent desires to so negotiate) to enable Parent to propose adjustments to the terms and conditions of this Agreement such that the failure to effect an Adverse Company Board Recommendation Change would no longer be inconsistent with the Company Board’s fiduciary duties under applicable Law; and

(C)            at the end of the five Business Day period and prior to taking any such action, the Company Board has considered in good faith any such proposals by Parent to make revisions to the terms of this Agreement, and has determined in good faith (after consultation with its financial advisors and outside legal counsel), that the failure to effect an Adverse Company Board Recommendation Change would continue to be inconsistent with the Company Board’s fiduciary duties under applicable Law if such changes proposed by Parent were to be given effect; or

(ii)           if the Company has received a bona fide written Acquisition Proposal (that did not result from a breach of this Section 5.4) that the Company Board has determined in good faith (after consultation with its financial advisors and outside legal counsel) constitutes a Superior Proposal, then the Company Board may (x) effect an Adverse Company Board Recommendation Change with respect to such Acquisition Proposal; or (y) cause the Company to terminate this Agreement pursuant to and in accordance with Section 7.1(d)(ii) in order to enter into a definitive Alternative Acquisition Agreement with respect to such Acquisition Proposal; provided, that the Company Board shall not take any action described in the foregoing clauses (x) and (y) unless:

(A)            the Company Board determines in good faith (after consultation with its financial advisors and outside legal counsel) that the failure to do so would be inconsistent with its fiduciary duties under applicable Law;

(B)            (I) the Company has provided prior written notice to Parent five (5) Business Days in advance (such notice period, including any extension thereto in accordance with this Section 5.4(d)(ii)(B), the “Notice Period”) to the effect that the Company Board intends to take the actions described in clauses (x) or (y) of Section 5.4(d)(ii), as applicable, including the identity of the Person or Group making such Acquisition Proposal, the material terms and conditions thereof and a copy of the most current version of the proposed agreement under which such Superior Proposal is to be consummated and all other relevant documents with respect to such Superior Proposal; and (II) prior to effecting such Adverse Company Board Recommendation Change or termination, the Company and its Representatives, during the Notice Period, have been available to negotiate with Parent and its Representatives in good faith (to the extent that Parent desires to so negotiate) to enable Parent to commit in writing to effect adjustments to the terms and conditions of this Agreement such that the Acquisition Proposal would no longer constitute a Superior Proposal or the failure to effect an Adverse Company Board Recommendation Change or termination, as applicable, would no longer be inconsistent with the Company Board’s fiduciary duties under applicable Law; provided, that in the event of any material modifications to such Acquisition Proposal (it being understood that any change to the financial terms of such proposal shall be deemed a material modification), the Company will be required to deliver a new written notice to Parent and to comply with the requirements of this Section 5.4(d)(ii)(B) with respect to such new written notice, it being understood that the “Notice Period” in respect of such new written notice will be three (3) Business Days; and

(C)            at the end of the applicable Notice Period and prior to taking any such action, the Company Board has considered in good faith any such written commitment from Parent to make revisions to the terms of this Agreement, and has determined in good faith (after consultation with its financial advisors and outside legal counsel), that (x) such Acquisition Proposal continues to constitute a Superior Proposal if the revisions to which Parent has committed in writing were to be given effect and (y) the failure to take such action would continue to be inconsistent with the Company Board’s fiduciary duties under applicable Law if such changes proposed by Parent were to be given effect.

(e)            Except as expressly permitted by Section 5.4(d) or Section 5.4(f), the Company Board shall not:

(i)            (A) withhold, withdraw or fail to make when required by this Agreement, or resolve or publicly propose to withhold, withdraw or fail to make when required by this Agreement, the Company Board Recommendation or make any public statement or proposal inconsistent with the Company Board Recommendation; (B) qualify, amend or modify (or resolve or publicly propose to qualify or modify) the Company Board Recommendation in a manner adverse to Parent; (C) adopt, approve, recommend or publicly declare advisable an Acquisition Proposal other than the Merger; (D) fail to include the Company Board Recommendation in the Proxy Statement; (E) if an Acquisition Proposal structured as a tender or exchange offer is commenced (or a material modification thereto is publicly disclosed), fail to publicly recommend against acceptance of such tender or exchange offer by the stockholders of the Company prior to the earlier of (I) three (3) Business Days prior to the date of the Stockholders’ Meeting and (II) the tenth Business Day following the commencement thereof pursuant to Rule 14d-2 of the Exchange Act (or the fifth Business Day following public disclosure of such material modification, as applicable); or (F) other than in connection with an Acquisition Proposal structured as a tender or exchange offer, which is covered by clause (E) above, fail to publicly reaffirm the Company Board Recommendation within five (5) Business Days after Parent so requests in writing (it being understood that the Company will have no obligation to make such reaffirmation on more than two occasions per Acquisition Proposal and one occasion per material modification thereto); provided that if Parent requests in writing such reaffirmation at least seven (7) Business Days prior to the Stockholders’ Meeting, by the date that is at least three (3) Business Days prior to the Stockholders’ Meeting or (G) resolve or publicly propose to take any action described in the foregoing clauses (A) through (F) or the following clause (ii) (any action described in clauses (A) through (G) above or clause (ii) below, an “Adverse Company Board Recommendation Change”); provided that, for the avoidance of doubt, none of (1) the factually accurate disclosure by the Company of solely the receipt of an Acquisition Proposal (which does not include any views on such Acquisition Proposal) or (2) the delivery by the Company of any prior written notice expressly contemplated by Section 5.4(d) will, in and of itself, constitute an Adverse Company Board Recommendation Change; or

(ii)            authorize, approve, adopt or recommend, or propose to approve, adopt or recommend (publicly or otherwise) or cause or permit the Company to enter into an Alternative Acquisition Agreement.

(f)            Nothing contained in this Agreement will prohibit the Company or the Company Board (or a committee thereof) from taking and disclosing to the stockholders of the Company a position contemplated by Rule 14d-9 or Rule 14e-2(a) promulgated under the Exchange Act (or any similar communication in connection with the making or amendment of a tender offer or exchange offer), making a customary “stop-look-and-listen” communication to the stockholders of the Company pursuant to Rule 14d-9(f) under the Exchange Act (or any similar communication) or from making disclosures to the stockholders of the Company required by applicable securities Laws with regard to the transactions contemplated by this Agreement or an Acquisition Proposal; provided, that (i) any such disclosure (other than a “stop, look and listen” or similar communication) shall be deemed for all purposes of this Agreement to be an Adverse Company Board Recommendation Change and Parent shall have the right to terminate this Agreement as set forth in Section 7.1(e) unless the Company Board expressly publicly reaffirms the Company Board Recommendation in such communication without qualification and (ii) neither the Company nor the Company Board may effect an Adverse Company Board Recommendation Change except to the extent expressly permitted in Section 5.4(e).

(g)            From the date of this Agreement until the earlier to occur of the termination of this Agreement pursuant to Article VII and the Effective Time, the Company shall (whether during or after the Go-Shop Period) as promptly as reasonably practicable (and, in any event, within 48 hours) notify Parent in writing if any Acquisition Proposal or any inquiries, offers, proposals or requests for information that could reasonably be expected to lead to an Acquisition Proposal are received by the Company or any of its Representatives. Such notice must include (i) the identity of the Person or Group making such Acquisition Proposal or such inquiry, offer, proposal or request; and (ii) a summary of the material terms and conditions of any such Acquisition Proposal or inquiry, offer, proposal or request, including, if applicable, complete copies of any written proposals or agreements delivered to the Company or its Representatives by such Person or Group making such Acquisition Proposal that identifies or sets forth any material terms or conditions thereof. Thereafter, the Company must keep Parent reasonably informed, on a prompt basis (and, in any event, within 48 hours), of changes to the status and terms of any such Acquisition Proposal or proposals or offers (including any amendments thereto) and any changes to the status of any related discussions or negotiations.

(h)            For purposes of this Agreement, the following terms shall have the meanings assigned below:

(i)            “Acceptable Confidentiality Agreement” means a confidentiality agreement that contains provisions that are no less favorable in the aggregate to the Company than those contained in the Confidentiality Agreements, as determined in good faith by the Company; provided, that an Acceptable Confidentiality Agreement need not contain any “standstill” or similar covenants; provided, further, that an Acceptable Confidentiality Agreement shall not prevent the Company or its Representatives from complying with any of the provisions of this Agreement (or adversely affect the rights of the Company thereunder upon compliance by the Company with the provisions of this Agreement).

(ii)            “Acquisition Proposal” means any inquiry, proposal or offer from any Person or group of Persons (other than Parent, Merger Sub or their respective Affiliates) relating to any direct or indirect acquisition or purchase of a business that constitutes 25% or more of the net revenues, net income or assets of the Company, taken as a whole, or 25% or more of any class or series of Company Securities, any tender offer or exchange offer that if consummated would result in any Person or group of Persons beneficially owning 25% or more of any class or series of capital stock of the Company, any merger, reorganization, consolidation, share exchange, business combination, recapitalization, liquidation, dissolution or similar transaction involving the Company, or any combination of the foregoing.

(iii)           “Intervening Event” means any material change, event, effect, development or circumstance occurring or becoming known after the date of this Agreement and before the Company Stockholder Approval that (i) was not known or reasonably foreseeable to the Company Board on the date of this Agreement (or, if known by the Company Board, the consequences of which were not known or reasonably foreseeable by the Company Board as of the date of this Agreement) and (ii) does not relate to (A) any Acquisition Proposal or any matter relating thereto, (B) changes in the stock price of the Company, in and of itself (provided that such fact shall not prevent the underlying causes thereof or contributors thereto from being taken into account in determining the existence of an Intervening Event), (C) any breach by the Company of this Agreement, (D) the mere fact, in and of itself, that the Company meets or exceeds any internal or published financial projections or forecasts for any period ending on or after the date hereof (provided that such fact shall not prevent the underlying causes thereof or contributors thereto from being taken into account in determining the existence of an Intervening Event) or (E) changes in general economic or geopolitical conditions, or changes in conditions in the global, international or U.S. economy generally.

(iv)           “Superior Proposal” means a bona fide Acquisition Proposal, substituting in the definition thereof “50%” for “25%” in each place it appears, that the Company Board in good faith determines is reasonably capable of being consummated in accordance with its terms, taking into account all legal, regulatory, financial, timing, financing and other aspects thereof of and would, if consummated, result in a transaction that is more favorable from a financial point of view to the stockholders of the Company than the transactions contemplated hereby (x) after receiving the advice of a financial advisor and (y) after taking into account any legal, regulatory, financial, timing, financing and other aspects of such proposal that the Company Board considers in good faith relevant and any revisions to this Agreement made or proposed in writing by Parent in accordance with this Agreement prior to the time of such determination.

Section 5.5             Stockholders’ Meeting.

(a)            The Company shall (i) as soon as reasonably practicable following the date on which the SEC confirms that it will not review or that it has no further comments on the Proxy Statement, take all reasonably necessary action to duly set a record date for a meeting of its stockholders for the purpose of approving and adopting this Agreement (the “Stockholders’ Meeting”), file the Proxy Statement in definitive form with the SEC and mail the Proxy Statement to its stockholders entitled to notice of the Stockholders’ Meeting, duly call and give notice of the Stockholders Meeting and, as promptly as reasonably practicable after the record date (subject to the penultimate sentence of this paragraph), duly convene and hold the Stockholders Meeting, (ii) subject to Section 5.4, include in the Proxy Statement the Company Board Recommendation and (iii) use its reasonable best efforts to solicit proxies to obtain the Company Stockholder Approval; provided, that the Company may fail to use such efforts if there has been an Adverse Company Board Recommendation Change. For the purposes of clarity, in no event shall the Company be required to hold the Stockholders’ Meeting or prepare, file and distribute the Proxy Statement after an Adverse Company Board Recommendation Change. Notwithstanding anything to the contrary in this Agreement, the Company will not be required to convene and hold the Stockholders’ Meeting at any time prior to the later of (x) the twentieth (20th) Business Day following the mailing of the Proxy Statement to its stockholders and (y) the first (1st) Business Day following the day on which the No-Shop Period Start Date occurs. Notwithstanding anything to the contrary in this Agreement, nothing will prevent the Company from postponing or adjourning the Stockholders’ Meeting if (1) there are holders of an insufficient number of Shares present or represented by proxy at the Stockholders’ Meeting to constitute a quorum at the Stockholders’ Meeting; (2) the Company is required to postpone or adjourn the Stockholders’ Meeting by applicable Law, Order or a request from the SEC; or (3) there has been an Adverse Company Board Recommendation Change.

(b)            Notwithstanding anything to the contrary in this Agreement, nothing will prevent the Company from postponing or adjourning the Stockholders’ Meeting, and at the request of Parent, the Company shall postpone or adjourn, as applicable, the Stockholders’ Meeting, (i) to allow additional solicitation of votes in order to obtain the Company Stockholder Approval; (ii) if there are holders of an insufficient number of Shares present or represented by proxy at the Stockholders’ Meeting to constitute a quorum at the Stockholders’ Meeting; provided, that, in the case of the foregoing clauses (i) or (ii), (x) such postponement or adjournment shall not occur more than two times or be for more than ten (10) Business Days each and (y) in no event shall the record date of the Stockholders’ Meeting be changed, in each case, without Parent’s written consent (which shall not be unreasonably withheld, conditioned or delayed); (iii) if the Company is required to postpone or adjourn the Stockholders’ Meeting by applicable Law or a request from the SEC or its staff or (iv) to the extent necessary to ensure that any supplement or amendment to the Proxy Statement that is required by applicable Law is provided to the stockholders of the Company for the amount of time required by Law in advance of the Stockholders’ Meeting; provided, that, in the case of the foregoing clause (iv), such postponement or adjournment shall not be for more than five (5) Business Days. Without the prior written consent of Parent, the adoption of this Agreement shall be the only matter (other than matters of procedure and matters required by Law to be voted on by the stockholders of the Company in connection with the adoption of this Agreement) that the Company shall propose to be acted on by the stockholders of the Company at the Stockholders’ Meeting.

(c)            The Company agrees (i) to provide Parent periodic updates concerning proxy solicitation results on a timely basis (including, if requested, promptly providing daily voting reports to the extent received from the Company’s proxy solicitor) and (ii) to give written notice to Parent one Business Day prior to the Stockholders’ Meeting and on the day of, but prior to, the Stockholders’ Meeting of the status of the Company Stockholder Approval.

Section 5.6             Securities Filings.

(a)            As soon as reasonably practicable following the date of this Agreement, and in no event later than May 8, 2024, the Company shall prepare and file with the SEC a preliminary proxy statement (as amended and supplemented, the “Proxy Statement”) relating to the Stockholders’ Meeting. Subject to Section 5.4 and clause (ii) of Section 5.5(a), the Company shall include the Company Board Recommendation in the Proxy Statement. The Company will use its reasonable best efforts to cause the Proxy Statement to comply as to form in all material respects with the applicable requirements of the Exchange Act, the rules of the SEC and any other applicable Law. Parent, Merger Sub and the Company will cooperate with each other in the preparation of the Proxy Statement.

(b)            If the Company is required to file any document other than the Proxy Statement with the SEC in connection with the Merger pursuant to applicable Law (such document, as amended or supplemented, an “Other Required Company Filing”), then the Company shall promptly prepare and file such Other Required Company Filing with the SEC. The Company shall use its reasonable best efforts to cause the Proxy Statement and any Other Required Company Filing to comply as to form in all material respects with the applicable requirements of the Exchange Act, the rules of the SEC and any other applicable Law. The Company may not file or disseminate the Proxy Statement or any Other Required Company Filing with the SEC or respond to any comments or requests of the SEC or its staff without providing Parent and its counsel a reasonable opportunity to review and comment thereon and the Company shall consider in good faith all additions, deletions or changes suggested thereto by the other Parties or their respective counsel.

(c)            Parent and Merger Sub will furnish to the Company the information relating to it required by the Exchange Act, and the rules and regulations promulgated thereunder to be set forth in the Proxy Statement or any Other Required Company Filing and shall use commercially reasonable efforts to cooperate with the Company’s efforts to prepare and file the Proxy Statement and Other Required Company Filings (as applicable) to the extent reasonably requested by the Company. The Company shall not file the Proxy Statement or respond to SEC comments without providing Parent a reasonable opportunity to review and comment thereon (which comments shall be considered in good faith by the Company). The Company shall use its reasonable best efforts to resolve all SEC comments with respect to the Proxy Statement as promptly as practicable after receipt thereof and to cause the Proxy Statement in definitive form to be cleared by the SEC and mailed to the Company’s stockholders as promptly as reasonably practicable following filing with the SEC. Each of Parent, Merger Sub and the Company agree to correct any information provided by it for use in the Proxy Statement. The Company shall as soon as reasonably practicable notify Parent of the receipt of any comments from the SEC with respect to the Proxy Statement and any request by the SEC for any amendment to the Proxy Statement or for additional information and shall provide Parent with copies of all written correspondence or written summaries of any oral communications between it and its Representatives on the one hand, and the SEC and its staff, on the other hand, relating to the Proxy Statement or any Other Required Company Filing.

(d)            The Company agrees that none of the information supplied or to be supplied by the Company for inclusion or incorporation by reference in the Proxy Statement will, at the time of the mailing of the Proxy Statement, including any amendments or supplements thereto, and at the time of the Stockholders’ Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they are made, not misleading. Notwithstanding the foregoing, the Company makes no representation, warranty or covenant with respect to any information supplied by Parent or Merger Sub or any of their respective Representatives that is contained or incorporated by reference in the Proxy Statement. Parent and Merger Sub agree that none of the information supplied or to be supplied by Parent or Merger Sub in writing for inclusion or incorporation by reference in the Proxy Statement will, at the time of the mailing of the Proxy Statement, including any amendments or supplements thereto, and at the time of the Stockholders’ Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they are made, not misleading. Notwithstanding the foregoing, no representation or warranty is made by Parent or Merger Sub with respect to statements made or incorporated by reference in the Proxy Statement based on information supplied by or on behalf of the Company expressly for inclusion or incorporation by reference therein.

(e)            If at any time prior to the Stockholders’ Meeting, any information relating to the Company, Parent, Merger Sub or any of their respective Affiliates, directors or officers should be discovered by the Company (solely with respect to information about the Company) or Parent or Merger Sub (solely with respect to information about Parent or Merger Sub), which should be set forth in an amendment or supplement to the Proxy Statement so that the Proxy Statement shall not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading, the party that discovers such information shall promptly notify the other party, and an appropriate amendment, supplement or other filing incorporated by reference into the Proxy Statement describing such information shall be filed with the SEC and, to the extent required by applicable Law, disseminated to the stockholders of the Company in each case, as promptly as reasonably practicable.

Section 5.7             Employee Matters.

(a)            Effective as of the Effective Time and during the one (1)-year period immediately following the Effective Time, Parent shall provide, or shall cause the Surviving Corporation to provide, to each employee of the Company who continues to be employed by Parent or the Surviving Corporation or any of their respective Subsidiaries following the Effective Time (collectively, the “Company Employees”), (i) base compensation and annual target cash bonus that, in each case, are no less than were provided to the Company Employee immediately before the Effective Time, and (ii)  employee benefits (excluding equity, equity-based compensation or other long-term incentives, change-in-control, retention or transaction-related benefits, severance, post-employment or retiree health or welfare benefits, deferred compensation or defined benefit pension benefits) that are no less favorable in the aggregate than were provided to the Company Employee immediately before the Effective Time, in each case, as previously made available to Parent.

(b)            Following the Closing Date, Parent shall, or shall cause the Surviving Corporation to, cause any employee benefit or compensation plans sponsored or maintained by Parent or the Surviving Corporation or their Subsidiaries in which the Company Employees are eligible to participate following the Closing Date (collectively, the “Post-Closing Plans”) to use commercially reasonable efforts to recognize all service of each Company Employee with the Company (and any predecessor thereto) prior to the Closing Date for purposes of eligibility, vesting and, solely with respect to vacation, paid time off and severance benefits, determining level of benefits under such Post-Closing Plans (excluding defined benefit pension, nonqualified or deferred compensation, any equity or equity-based, and post-employment or retiree health or welfare benefits); provided, however, that such service need not be taken into account to the extent it would result in duplication of benefits and such service need only be taken into account to the extent such service was taken into account for such purposes immediately prior to the Closing Date under the corresponding Company Benefit Plan. With respect to any Post-Closing Plan that provides medical, dental or vision insurance benefits, for the plan year in which such Company Employee is first eligible to participate, Parent shall use commercially reasonably efforts to (i) cause any preexisting condition limitations or eligibility waiting periods under such plan to be waived with respect to such Company Employee to the extent such limitation would have been waived or satisfied under the Company Benefit Plan in which such Company Employee participated immediately prior to the Effective Time and (ii) credit each Company Employee for any co-payments or deductibles incurred by such Company Employee in such plan year for purposes of any applicable deductible and annual out-of-pocket expense requirements under any such Post-Closing Plan. Such credited expenses shall also count toward any annual or lifetime limits, treatment or visit limits or similar limitations that apply under the terms of the applicable plan.

(c)            Without limiting the generality of Section 5.7(a), from and after the Effective Time, Parent shall cause the Surviving Corporation and its Subsidiaries to assume, honor and continue all obligations under the Company Benefit Plans and compensation, employment and severance arrangements and agreements in accordance with their terms as in effect immediately before the Effective Time, in each case as previously made available to Parent, and the Merger shall be deemed to constitute a “change in control” or “change of control” (or similar words to such effect) under all such Company Benefit Plans and compensation, employment and severance arrangements and agreements.

(d)            Nothing in this Agreement shall (i) confer upon any Company Employee or other service provider any right to continue in the employ or service of Parent, the Surviving Corporation or any Affiliate of Parent, (ii) constitute an amendment to or any other modification of any compensation plan, program, policy, agreement or arrangement with such Person, (iii) limit the ability of the Company, Parent or any of their respective Affiliates to amend, modify or terminate any benefit or compensation plan, program, policy, agreement or arrangement at any time assumed, established, sponsored or maintained by any of them as permitted by this Agreement, (iv) limit the right of the Company, Parent or any of their respective Affiliates to terminate the employment or service of any employee or other service provider following the Closing Date at any time and for any or no reason, or (v) create any third-party beneficiary rights in any Company Employee or current or former service provider of the Company or its Affiliates (or any beneficiaries or dependents thereof).

Section 5.8             Efforts. Prior to the Closing, Parent, Merger Sub and the Company shall use their respective reasonable best efforts to take, or cause to be taken, all actions, and to do, or cause to be done, all things necessary, proper or advisable under any applicable Laws to consummate and make effective the Merger as promptly as practicable, including (i) preparing and filing any and all forms, registrations and notifications with any Governmental Entities or third parties required to be filed to consummate the Merger, (ii) using reasonable best efforts to satisfy the conditions to consummating the Merger, (iii) using reasonable best efforts to obtain (and to cooperate with each other in obtaining) any consent, authorization, expiration or termination of a waiting period, permit, Order or approval of, waiver or any exemption by, any Governmental Entity required to be obtained or made by Parent, Merger Sub, the Company or any of their respective Subsidiaries in connection with the Merger or the taking of any action contemplated by this Agreement, (iv) subject to the provisions of Section 5.12, defending any lawsuits or other legal Proceedings, whether judicial or administrative, challenging this Agreement or the consummation of the Merger and (v) using reasonable best efforts with respect to the execution and delivery of all such instruments, deeds, assignments or assurances and doing all other things reasonably necessary or desirable to consummate the Merger and to fully carry out the purposes or intent of this Agreement; provided that, such efforts shall not include any requirement of Parent, Merger Sub or the Company to (nor shall the Company, without the consent of Parent), (a) make a payment to any Person or incur any other liability (other than nominal administrative, processing or similar fees or charges) or (b) offer or grant any accommodation (financial or otherwise).

Section 5.9             Takeover Statutes. If any Takeover Statute may become, or may purport to be, applicable to the Company, this Agreement, the Merger or any other transactions contemplated by this Agreement, each of the Company and Parent and their respective boards of directors shall grant such approvals and take such actions as are reasonably necessary so that the Merger and the other transactions contemplated hereby may be consummated as promptly as practicable on the terms contemplated hereby and otherwise act to eliminate, or otherwise minimize, the effects of such Takeover Statute on the Company, the Merger and the other transactions contemplated hereby. Nothing in this Section 5.9 shall be construed to permit Parent or Merger Sub to do any act that would constitute a violation or breach of, or as a waiver of any of the Company’s rights under, any other provision of this Agreement.

Section 5.10             Public Announcements. The Company and Parent agree that the initial press release to be issued with respect to the execution and delivery of this Agreement and the Company’s Current Report on Form 8-K disclosing the execution of this Agreement shall be in the form heretofore agreed to by the parties and that the parties shall consult with each other before issuing any other press release or making any other public announcement with respect to this Agreement and the transactions contemplated hereby and shall not issue any such press release or make any such public announcement without the prior consent of the other party (which shall not be unreasonably withheld, delayed or conditioned); provided, that a party may, without the prior consent of the other party, issue such press release or make such public announcement (a) so long as such statements are not inconsistent with previous statements made jointly by, or with the approval of, the Company and Parent or (b) (after prior consultation, to the extent practicable in the circumstances) to the extent required by applicable Law or the applicable rules of any stock exchange. Notwithstanding the foregoing, the restrictions set forth in this Section 5.10 shall not apply to any public release or public announcement (x) made or proposed to be made by the Company in connection with an Acquisition Proposal, a Superior Proposal, an Adverse Company Board Recommendation Change or an Intervening Event or any action taken pursuant thereto, which will be governed by Section 5.4, (y) in connection with any dispute between the parties regarding this Agreement or the transactions contemplated hereby or (z) any communications made by Parent, its Affiliates or their respective Representatives to the providers of debt financing to Parent and its Affiliates or any actual or prospective limited partners or other actual or prospective debt or equity investors of Parent or any of its Affiliates in connection with their fundraising and reporting activities in the ordinary course of their respective businesses.

Section 5.11           Indemnification and Insurance.

(a)            From and after the Effective Time, the Surviving Corporation and Parent shall indemnify and hold harmless all past and present directors and officers (including as a fiduciary with respect to an employee benefit plan) of the Company (collectively, together with such Persons’ heirs, executors and administrators, the “Covered Persons”) to the extent provided in the Company Organizational Documents or in any agreement between the Company and a Covered Person (in each case as in effect as of the date hereof and made available to Parent) against any costs and expenses (including advancing attorneys’ fees and expenses in advance of the final disposition of any actual or threatened Proceeding or investigation to each Covered Person to the fullest extent permitted by Law), judgments, fines, losses, claims, damages, liabilities and amounts paid in settlement in connection with any actual or threatened Proceeding or investigation, whether civil, criminal, administrative or investigative, arising out of (i) the fact that any Covered Person is or was prior to the Effective Time a director, officer, employee or agent of the Company; (ii) any action or omission, or alleged action or omission, prior to the Effective Time in such Covered Person’s capacity as a director, officer, employee or agent of the Company, or taken at the request of the Company (including in connection with serving at the request of the Company as a director, officer, employee, agent, trustee or fiduciary of another Person (including any employee benefit plan), regardless of whether such action or omission, or alleged action or omission, occurred prior to or at the Effective Time); and (iii) the Merger, as well as any actions taken prior to the Effective Time by the Company, Parent or Merger Sub with respect thereto, except that if, at any time prior to the sixth anniversary of the Effective Time, any Covered Person delivers to Parent a written notice asserting a good faith claim for indemnification pursuant to this Section 5.11(a), then the claim asserted in such notice will survive the sixth anniversary of the Effective Time until such claim is fully and finally resolved. In the event of any such Proceeding or investigation, Parent and the Surviving Corporation shall cooperate with the Covered Person in the defense of any such Proceeding or investigation. Any Indemnified Person shall not settle or compromise, or consent to the entry of any judgment with respect thereto, any Legal Proceeding for which he or she has submitted or may submit an indemnification claim pursuant to this Section 5.11(a) without the prior written consent of Parent (not to be unreasonably withheld, conditioned or delayed).

(b)            For not less than six (6) years from and after the Effective Time, the certificate of incorporation and bylaws of the Surviving Corporation shall contain provisions no less favorable with respect to exculpation, indemnification of and advancement of expenses to Covered Persons for periods at or prior to the Effective Time than are set forth in the respective certificate of incorporation, bylaws or other organizational document of the Company as in effect as of the date hereof. Notwithstanding anything herein to the contrary, if any Proceeding or investigation (whether arising before, at or after the Effective Time) is made or threatened against such Persons with respect to matters subject to indemnification hereunder on or prior to the sixth (6th) anniversary of the Effective Time, the provisions of this Section 5.11(b) shall continue in effect until the final disposition of such Proceeding or investigation. Following the Effective Time, Parent and the Surviving Corporation shall not terminate, or purport to amend or modify, the indemnification agreements in existence on the date hereof with any Covered Person.

(c)            The Company shall purchase, prior to the Effective Time, a six (6)-year prepaid “tail” policy on terms and conditions providing substantially equivalent benefits as the current policies of directors’ and officers’ liability insurance and fiduciary liability insurance maintained by the Company with respect to matters arising on or before the Effective Time, covering without limitation the transactions contemplated hereby and full prior acts coverage for all acts or omissions taking place before the tail becomes effective; provided that the Company shall not pay annual premiums in excess of 300% of the last annual premium paid by the Company prior to the date hereof in respect of the coverage required to be obtained pursuant hereto, but in such case shall purchase as much coverage as reasonably practicable for such amount.

(d)            In the event that Parent or the Surviving Corporation (i) consolidates with or merges into any other Person and shall not be the continuing or surviving corporation or entity of such consolidation or merger or (ii) transfers all or substantially all of its properties and assets to any Person, then proper provision shall be made so that such continuing or surviving corporation or entity or transferee of such assets, as the case may be, shall assume all of the obligations set forth in this Section 5.11.

(e)            This covenant is intended to be for the benefit of, and shall be enforceable by, each of the Covered Persons and their respective heirs and legal representatives. The rights to indemnification, advancement, insurance coverage and the other rights provided for herein shall not be deemed exclusive of any other rights to which any Covered Person is entitled, whether pursuant to Law, Contract or otherwise.

(f)            The obligations of the Surviving Corporation and Parent pursuant to this Section 5.11 will be joint and several.

Section 5.12           Transaction Litigation. Each party shall promptly (and in any event, within two (2) Business Days of receiving notice thereof) notify the other parties hereto in writing of any stockholder litigation or Proceedings brought or threatened in writing against it or its directors or executive officers or other Representatives relating to this Agreement, the Merger and/or the other transactions contemplated by this Agreement and shall keep the other parties hereto informed on a reasonably current basis with respect to the status thereof (including by promptly furnishing to the other parties hereto and their Representatives such information relating to such litigation or Proceedings as may be reasonably requested). Each party shall give the other parties hereto the opportunity to participate in (but not control) the defense or settlement of any stockholder litigation or Proceeding against it and/or its directors or executive officers or other Representatives relating to this Agreement, the Merger or the other transactions contemplated by this Agreement and shall give due consideration to such other parties’ advice with respect to such litigation or Proceeding. For purposes of this Section 5.12, “participate” means that the non-litigating party will be kept apprised by the litigating party of proposed strategy and other significant decisions with respect to the stockholder litigation or Proceedings contemplated by this Section 5.12 (to the extent that the attorney-client privilege between the litigating party and its counsel is not undermined or otherwise affected) and the litigating party shall give the non-litigating party the opportunity to review and comment on all material filings or responses to be made by the litigating party in connection with such litigation and shall consider in good faith any such comments; provided that the non-litigating party will not be afforded any decision-making power or other authority over such stockholder litigation or Proceedings except as provided in the immediately following sentence. The Company may not compromise or settle any such litigation or Proceeding that is the subject of this Section 5.12 unless Parent has consented thereto in writing.

Section 5.13           Deregistration. Prior to the Effective Time, the Company, and following the Effective Time, Parent and the Surviving Corporation, shall take, or cause to be taken, all actions, and do or cause to be done all things, reasonably necessary, proper or advisable on its part under applicable Law to cause the deregistration of the Shares under the Exchange Act as promptly as practicable after the Effective Time.

Section 5.14           Section 16 Matters. Prior to the Effective Time, the Company shall take all such steps as may be required to cause any dispositions of Shares (including derivative securities with respect to Shares) resulting from the transactions contemplated by this Agreement by each individual who is subject to the reporting requirements of Section 16(a) of the Exchange Act with respect to the Company, to be exempt under Rule 16b-3 promulgated under the Exchange Act.

Section 5.15           Obligations of Merger Sub and Other Subsidiaries. Subject to the terms and conditions set forth in this Agreement, Parent shall cause Merger Sub, the Surviving Corporation (after the Closing) and each of Parent’s other Subsidiaries to comply with, duly perform, satisfy and discharge on a timely basis, all of their respective covenants, obligations and liabilities under this Agreement, and Parent shall be jointly and severally liable with such Subsidiaries for the due and timely performance, satisfaction and discharge of each of the said covenants, obligations and liabilities.

Section 5.16           Financing Cooperation.

(a)            Prior to the earlier of the Effective Time and the End Date (or the earlier termination of this Agreement in accordance with its terms), the Company shall, and shall use its commercially reasonable efforts to cause its Representatives to, use commercially reasonable efforts to provide all cooperation that is necessary, customary or advisable and reasonably requested by Parent to assist Parent, in each case at Parent’s sole expense, in the arrangement of any third party debt financing in connection with the consummation of the transactions contemplated hereby (the “Financing”) (it being understood that the receipt of such Financing is not a condition to the Merger); provided, however, that nothing herein shall require such cooperation to the extent it would (a) unreasonably disrupt the conduct of the business or operations of the Company or any of its Representatives, (b) require the Company to pay any fees, reimburse any expenses (or agree or commit to pay any fees or reimburse any expenses) or otherwise incur any liability or give any indemnities prior to the Effective Time for which it is not promptly reimbursed or simultaneously indemnified by Parent pursuant to this Section 5.16, (c) require the Company to take any action that would reasonably be expected to conflict with, or result in any violation or breach of, or default (with or without notice or lapse of time, or both) under, the Charter, the Bylaws, any applicable Laws or any Company Material Contract, (d) encumber any of the assets of the Company or otherwise require that the Company act as an issuer, borrower, guarantor or other obligator with respect to any Financing prior to the Effective Time, (e) take, or commit to take, any action to authorize or approve, or execute or deliver any agreement, certificate or other document related to the Financing unless the effectiveness of such authorization or approval or agreement, certificate or other document is expressly made contingent upon the occurrence of the Effective Time, (f) take any action that could subject any director, officer, employee, agent, manager, consultant, advisor or other Representative of the Company to any actual or potential personal liability, (g) provide any information regarding any post-Closing or pro forma cost savings, synergies, capitalization, ownership or other post-Closing pro forma adjustments, or prepare any pro forma financial statements or other post-Closing financial information (provided, that upon the reasonable request of Parent, the Company shall reasonably assist Parent in Parent’s preparation of the foregoing), (h) provide access to or disclose information that the Company determines in good faith could jeopardize any attorney client privilege of, or conflict with any confidentiality obligations binding on, the Company or any of Affiliate of the Company (provided, that in such case the Company shall use commercially reasonable efforts to develop alternative arrangements to provide the substance of such information without creating such jeopardy or conflict), (i) deliver any financial or other information that is not currently reasonably available or prepared in the ordinary course of business of the Company at the time requested by Parent, (j) deliver any legal opinion or negative assurance letter or (k) waive or amend any terms of this Agreement. Such cooperation shall include, (i) at reasonable times and upon reasonable advanced notice, causing appropriate members of management of the Company to participate in a reasonable number of meetings, presentations and due diligence sessions (each of which shall be virtual or teleconference unless otherwise approved by the Company, which approval shall not be unreasonably withheld, conditioned or delayed) that are usual and customary for financings of the type similar to the Financing, (ii) providing reasonable and timely assistance with the preparation of materials for presentations, offering memoranda, prospectuses and similar documents required in connection with the Financing, and (iii) as promptly as reasonably practical, furnishing Parent and its financing sources with any additional financial statements, schedules or other financial data relating to the Company reasonably requested by Parent as may be reasonably necessary to consummate the Financing, in each case subject to the proviso in the immediately preceding sentence.

(b)            Parent shall promptly, upon request by the Company, reimburse the Company for all reasonable, documented and out-of-pocket costs and expenses (including attorneys’ fees, but excluding for the avoidance of doubt, the costs of the Company’s preparation of its annual and quarterly financial statements) incurred by the Company or its Representatives in connection with the Financing, including the cooperation of the Company and its Representatives contemplated by this Section 5.16, and shall indemnify and hold harmless the Company and its Representatives from and against any and all losses, damages, claims, costs or expenses suffered or incurred by any of them in connection with the arrangement of the Financing and any information used in connection therewith, except with respect to (A) any information provided by the Company or (B) any fraud or willful misconduct by any such Persons. All non-public or other confidential information provided by the Company or any of its Representatives pursuant to this Section 5.16 shall be kept confidential in accordance with the Confidentiality Agreements. Notwithstanding anything to the contrary in this Agreement, but without limiting any other provision hereunder, the condition set forth in Section 6.3(b), solely as and to the extent it applies to the Company’s obligations under this Section 5.16, shall be deemed satisfied absent a Willful and Material Breach by the Company of its obligations under this Section 5.16.

ARTICLE VI.

CONDITIONS TO THE MERGER

Section 6.1             Conditions to Each Party’s Obligation to Effect the Merger. The respective obligations of each party to effect the Merger shall be subject to the fulfillment (or waiver in a writing signed by the Company and Parent, to the extent permissible under applicable Law and provided that such waiver shall only be effective as to the conditions of the waiving party) as of the Effective Time of each of the following conditions:

(a)            The Company Stockholder Approval shall have been obtained and this Agreement shall have been adopted thereby, in each case in accordance with applicable Law and the Company Organizational Documents.

(b)            No injunction or similar Order by any Governmental Entity with competent jurisdiction over any party hereto that prohibits or enjoins the consummation of the Merger and the other transactions contemplated by this Agreement shall have been entered and shall continue to be in effect, and no Law shall have been enacted, entered, promulgated or enforced by any Governmental Entity which prohibits or makes illegal the consummation of the Merger.

Section 6.2             Conditions to Obligation of the Company to Effect the Merger. The obligation of the Company to effect the Merger is further subject to the fulfillment (or waiver in writing by the Company, to the extent permissible under applicable Law) as of the Effective Time of each of the following conditions:

(a)            The representations and warranties of Parent and Merger Sub set forth in Article IV (without regard to any qualifications as to materiality or Parent Material Adverse Effect contained in such representations and warranties) shall be true and correct in all material respects as of the date hereof and at and as of the Closing Date as though made at and as of the Closing Date (provided, that representations and warranties that are made as of a particular date shall be true and correct in all material respects only as of such date).

(b)            Parent and Merger Sub shall have performed and complied in all material respects with all covenants required by this Agreement to be performed or complied with by them prior to the Effective Time.

(c)            The Company shall have received certificates of the chief executive officer or other senior executive officer of Parent, certifying for and on behalf of Parent and Merger Sub that the conditions set forth in Section 6.2(a) and Section 6.2(b) have been satisfied.

Section 6.3             Conditions to Obligation of Parent and Merger Sub to Effect the Merger. The obligation of Parent and Merger Sub to effect the Merger is further subject to the fulfillment (or waiver in writing by Parent, to the extent permissible under applicable Law) as of the Effective Time of each of the following conditions (provided that in the event that the conditions in Section 6.3(d) are not satisfied, such will not eliminate the obligation of Parent and Merger Sub to effectuate the Merger and instead their sole recourse shall be to cause the Paying Agent to withhold from payments hereunder as may be required by Section 1445 of the Code and the Treasury Regulations thereunder):

(a)            (i) the representation and warranty of the Company set forth in Section 3.10(b) shall have been true and correct in all respects as of the date of this Agreement and be true and correct in all respects as of the Closing Date as if made on the Closing Date, (ii) the representations and warranties of the Company set forth in Section 3.2(a) shall have been true and correct in all respects as of the date of this Agreement and be true and correct in all respects as of the Closing Date as if made on the Closing Date (except to the extent that any such representation and warranty expressly speaks as of a specific date, in which case such representation and warranty shall be true and correct in all respects only as of such specified date), except in each case for inaccuracies that are de minimis in the aggregate, (iii) the representations and warranties of the Company set forth in Section 3.1, Section 3.3(a), Section 3.18, Section 3.19, Section 3.20 and Section 3.21 shall be true and correct in all material respects as of the date of this Agreement and shall be true and correct in all material respects as of the Closing Date as if made on the Closing Date (except to the extent that any such representation and warranty expressly speaks as of a specific date, in which case such representation and warranty shall be true and correct in all material respects only as of such specified date), and (iv) the other representations and warranties of the Company set forth in Article III of this Agreement shall be true and correct as of the date of this Agreement and as of the Closing Date as if made on the Closing Date (except to the extent that any such representation and warranty expressly speaks as of a specific date, in which case such representation and warranty shall be true and correct only as of such specified date), except where the failure of such representations and warranties to be so true and correct (disregarding all qualifications or limitations as to “materiality,” “Material Adverse Effect” or words of similar import) would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

(b)            The Company shall have performed and complied in all material respects with all covenants required by this Agreement to be performed or complied with by it prior to the Effective Time.

(c)            Parent shall have received a certificate of the chief executive officer or other senior executive officer of the Company, certifying for and on behalf of the Company that the conditions set forth in Section 6.3(a) and Section 6.3(b) have been satisfied.

(d)            Parent shall have received a certification from the Company, in form and substance reasonably satisfactory to Parent, to the effect that interests in the Company are not U.S. real property interests for purposes of Treasury Regulations Section 1.1445-2(c), together with a notice to the Internal Revenue Service under Treasury Regulations Section 1.897-2 which Parent is authorized to submit on behalf of the Company.

(e)            The conversion of all the Company Convertible Notes, and cancellation of all Company Warrants, in each case as contemplated by the Conversion and Cancellation Agreement shall have occurred and been consummated in full, such that there shall be no Company Convertible Notes or Company Warrants issued or outstanding as of immediately prior to the Effective Time.

(f)            No Material Adverse Effect shall have occurred since the date of this Agreement.

Section 6.4             Frustration of Closing Conditions. No party hereto may rely, either as a basis for not consummating the Merger or terminating this Agreement and abandoning the Merger, on the failure of any condition set forth in Section 6.1, Section 6.2 or Section 6.3, as the case may be, to be satisfied if such failure was primarily caused by such party’s breach of any covenant or agreement of this Agreement in any material respect.

ARTICLE VII.

TERMINATION

Section 7.1             Termination or Abandonment. This Agreement may be terminated, and this Agreement and the Merger may be abandoned, at any time prior to the Effective Time, whether before or after the receipt of the Company Stockholder Approval (except as otherwise provided in Section 7.1(d)(ii) or Section 7.1(e)(ii)), by written notice from the terminating party to the other parties:

(a)            by the mutual written consent of the Company and Parent;

(b)            by either the Company or Parent, if the Merger shall not have been consummated on or prior to 5:00 p.m. Eastern Time, on October 8, 2024 (the “End Date”); provided, further, that the right to terminate this Agreement pursuant to this Section 7.1(b) shall not be available to a party if the failure of the Merger to be consummated by such date shall be due to the material breach by such party (which shall include, in the case of Parent, Parent and Merger Sub) of any representation, warranty, covenant or other agreement of such party set forth in this Agreement;

(c)            by either the Company or Parent, if an Order by a Governmental Entity of competent jurisdiction shall have been issued permanently restraining, enjoining or otherwise prohibiting the consummation of the Merger and such Order shall have become final and nonappealable; provided that the party (which shall include, in the case of Parent, Parent and Merger Sub) seeking to terminate this Agreement pursuant to this Section 7.1(c) shall have used such reasonable best efforts as may be required pursuant to Section 5.8 to prevent, oppose and remove such restraint, injunction or other prohibition; provided, further, that the right to terminate this Agreement under this Section 7.1(c) shall not be available to a party if the issuance of such permanent injunction or other final and non-appealable judgment or Order, or statute, rule or regulation was primarily due to the failure of such Party to perform in any material respect of any of its obligations under this Agreement or if such Party shall have failed to comply with its obligations under Section 5.4(b);

(d)           by the Company:

(i)            if there shall have been a breach of any representation, warranty, covenant or agreement on the part of Parent or Merger Sub contained in this Agreement such that the conditions set forth in Section 6.2(a) or Section 6.2(b) would not be satisfied and, in either such case, such breach is incapable of being cured by the End Date or, if curable, is not cured within thirty (30) days following the Company’s delivery of written notice to Parent stating the Company’s intention to terminate this Agreement pursuant to this Section 7.1(d)(i) and the basis for such termination; provided that the Company shall not have the right to terminate this Agreement pursuant to this Section 7.1(d)(i) if the Company is then in material breach of any of its representations, warranties, covenants or agreements contained in this Agreement such that any condition set forth in Section 6.3(a) or Section 6.3(b) could not then be satisfied; or

(ii)            at any time prior to receiving the Company Stockholder Approval and so long as the Company is in compliance with and has not breached the requirements of Section 5.4, in order to substantially concurrently enter into a definitive Alternative Acquisition Agreement providing for a Superior Proposal received after the date of this Agreement, if the Company pays or causes to be paid to Parent in immediately available funds the Company Termination Fee in accordance with Section 7.3(a) substantially concurrently with such termination;

(e)            by Parent:

(i)            if there shall have been a breach of any representation, warranty, covenant or agreement on the part of the Company contained in this Agreement such that the conditions set forth in Section 6.3(a) or Section 6.3(b) would not be satisfied and, in either such case, such breach is incapable of being cured by the End Date or, if curable, is not cured within thirty (30)  days following Parent’s delivery of written notice to the Company stating Parent’s intention to terminate this Agreement pursuant to this Section 7.1(e)(i) and the basis for such termination; provided that Parent shall not have the right to terminate this Agreement pursuant to this Section 7.1(e)(i) if Parent or Merger Sub are then in material breach of any of their representations, warranties, covenants or agreements contained in this Agreement such that any condition set forth in Section 6.2(a) or Section 6.2(b) could not then be satisfied; or

(ii)            prior to obtaining the Company Stockholder Approval, if the Company Board shall have made an Adverse Company Board Recommendation Change; and

(f)            by either Parent or the Company if, upon a vote taken thereon at the Stockholders’ Meeting or any postponement or adjournment thereof, the Company Stockholder Approval shall not have been obtained.

Section 7.2             Effect of Termination. In the event of termination of this Agreement pursuant to Section 7.1, this Agreement shall terminate (except that the Confidentiality Agreements and the provisions of Section 5.3(c), Section 5.10, Section 5.16(b), this Section 7.2, Section 7.3 and Article VIII shall survive any termination), and there shall be no other liability or obligation on the part of the Company, on the one hand, or Parent or Merger Sub, on the other hand, to the other except as provided in the Confidentiality Agreements and the provisions of Section 5.3(c), Section 5.10, Section 5.16(b), this Section 7.2, Section 7.3 and Article VIII (the “Surviving Obligations”); provided, that, except as otherwise provided in Section 7.3, nothing herein shall relieve any party hereto from liability for fraud or a Willful Breach of its covenants or agreements set forth in this Agreement prior to such termination, in which case the aggrieved party shall be entitled to all rights and remedies available at law or in equity (including, in the case of a Willful Breach by Parent or Merger Sub, the right of the Company to pursue damages, which shall include the loss to the holders of Shares, awards granted pursuant to the Company Equity Award Plans and the holders of other debt and equity securities of the Company, of the economic benefits of the Merger, including the loss of any premium associated with any amounts that would have been received by such holders in connection with the consummation of the transactions contemplated hereby had such transactions been consummated in accordance with the terms hereof, it being understood that the Company (but not any holders of Shares, awards granted pursuant to the Company Equity Award Plans or any other debt or equity securities of the Company) shall be entitled to pursue damages for such losses and to enforce the right to recover such losses on behalf of such holders in its sole and absolute discretion, and any amounts recovered in connection therewith shall be paid to the Company). A failure of Parent to consummate the Merger on the date the Closing is required to occur pursuant to Section 1.2 will be deemed to be a Willful Breach of this Agreement. The parties hereto acknowledge and agree that nothing in this Section 7.2 shall be deemed to affect their right to specific performance under Section 8.5.

Section 7.3             Termination Fees.

(a)            If (i) this Agreement is validly terminated by the Company pursuant to Section 7.1(d)(ii), (ii) this Agreement is validly terminated by Parent pursuant to Section 7.1(e)(ii), or (iii) (A) after the date of this Agreement but prior to the Stockholders’ Meeting, a bona fide Acquisition Proposal shall have been made to the Company Board and shall have become publicly known to the Company’s stockholders generally (and, in each such case, such Acquisition Proposal shall not have been irrevocably withdrawn prior to the time of the Stockholders’ Meeting), (B) thereafter this Agreement is terminated pursuant to Section 7.1(b), Section 7.1(e)(i) or Section 7.1(f) and (C) within twelve (12) months after the date of such termination, (x) the Company consummates such Acquisition Proposal or (y) the Company enters into a definitive agreement providing for such Acquisition Proposal, which is subsequently consummated (it being understood, for the purposes of this clause (iii) all references to “25%” in the definition of Acquisition Proposal will be deemed references to “50%”), then the Company shall pay, by wire transfer of immediately available funds to an account designated in writing by Parent, the Company Termination Fee to Parent in cash, such payment to be made (I) prior to or concurrently with the time of such termination in the case of a termination pursuant to clause (i) above, (II) within five (5) Business Days after such termination in the case of clause (ii) above, or (III) within five (5) Business Days after the consummation of the Acquisition Proposal contemplated in clause (iii) above. For purposes of this Agreement, (x) the “Company Termination Fee” means a cash fee equal to One Million One Hundred Seventy-Three Thousand Five Hundred Forty-Four Dollars ($1,173,544). Notwithstanding anything to the contrary in this Agreement, except with respect to fraud or Willful Breach, if the Company Termination Fee shall become due and payable in accordance with this Section 7.3(a), from and after the payment of the Company Termination Fee in full pursuant to and in accordance with this Section 7.3(a) and receipt thereof by Parent, the Company shall have no further liability or obligation of any kind for any reason in connection with this Agreement or the termination thereof other than as set forth in this Section 7.3. In no event shall the Company be required to pay the Company Termination Fee on more than one (1) occasion.

(b)            Upon the payment by the Company of the Company Termination Fee as and when required by Section 7.3(a) and receipt thereof by Parent, none of the Company or its former, current or future officers, directors, partners, stockholders, managers, members, Affiliates or Representatives shall have any further liability with respect to this Agreement or the transactions contemplated by this Agreement to Parent, Merger Sub or their respective Affiliates or Representatives, except in respect of the Surviving Obligations or Willful Breach to the extent provided in Section 7.2. Payment of the Company Termination Fee pursuant to Section 7.3(a) is not intended to be a penalty but rather is liquidated damages in a reasonable amount that will compensate Parent for any and all losses or damages suffered or incurred by Parent, Merger Sub, any of their respective Affiliates or Representatives or any other Person in connection with this Agreement (and the termination hereof), the transactions contemplated by this Agreement (and the abandonment thereof) or any matter forming the basis for such termination, and, upon receipt by Parent of the Company Termination Fee, none of Parent, Merger Sub, any of their respective Affiliates (collectively, “Parent Related Parties”) or any other Person shall be entitled to bring or maintain any claim, action or proceeding against the Company or any of its Affiliates arising out of or in connection with this Agreement, any of the transactions contemplated by this Agreement or any matters forming the basis for such termination, except in respect of the Surviving Obligations to the extent provided in Section 7.2. Parent’s right to receive payment from the Company of the Company Termination Fee pursuant to Section 7.3(a) shall be the sole and exclusive remedy of the Parent Related Parties in circumstances where the Company Termination Fee is payable pursuant to Section 7.3(a) against the Company and any of its former, current or future officers, directors, employees, partners, stockholders, optionholders, managers, members, other Representatives or Affiliates (collectively, “Company Related Parties”) for any loss suffered as a result of the failure of the transactions contemplated by this Agreement to be consummated or for a breach or failure to perform hereunder or otherwise, and upon payment of the Company Termination Fee, none of the Company Related Parties shall have any further liability or obligation relating to or arising out of this Agreement or the transactions contemplated by this Agreement, except, in each case, in respect of the Surviving Obligations to the extent provided in Section 7.2.

(c)            Each of the parties hereto acknowledges that the agreements contained in this Section 7.3 are an integral part of the transactions contemplated hereby, and that, without these agreements, the Company, Parent and Merger Sub would not enter into this Agreement. Accordingly, if the Company fails to promptly pay any amount due pursuant to Section 7.3 and, in order to obtain such payment, Parent commences a Proceeding that results in a judgment against the Company for the amount set forth in Section 7.3 or any portion thereof, the Company shall pay to Parent Parent’s reasonable and documented out-of-pocket costs and expenses (including attorneys’ fees; it being understood and agreed that any such attorney’s fees charged on a contingency basis shall not be considered reasonable) in connection with such Proceeding, together with interest on such amount or portion thereof at the prime rate as published in The Wall Street Journal in effect on the date that such payment or portion thereof was required to be made through the date that such payment or portion thereof was actually received, or a lesser rate that is the maximum permitted by applicable Law; provided, however, that if the Company is the prevailing party in any such Proceeding commenced by Parent, Parent shall pay to the Company the Company’s reasonable and documented out-of-pocket costs and expenses (including attorneys’ fees; it being understood and agreed that any such attorney’s fees charged on a contingency basis shall not be considered reasonable) in connection with such Proceeding.

ARTICLE VIII.

MISCELLANEOUS

Section 8.1             No Survival. None of the representations, warranties, covenants and agreements in this Agreement or in any instrument delivered pursuant to this Agreement shall survive the Merger, except for covenants and agreements that contemplate performance after the Effective Time or otherwise expressly by the terms hereof survive the Effective Time.

Section 8.2             Expenses; Transfer Taxes.

(a)            Except as otherwise provided in this Agreement (including in Section 7.3), whether or not the Merger is consummated, all costs and expenses incurred in connection with the Merger, this Agreement and the transactions contemplated hereby shall be paid by the party incurring or required to incur such expenses; provided, that the Company shall pay all filing fees required to be paid to the SEC with respect to, and all printing and mailing costs for, the Proxy Statement.

(b)            Except as otherwise provided in Section 2.4(d), all transfer, documentary, sales, use, stamp, registration and other such Taxes imposed with respect to the transfer of Shares pursuant to the Merger shall be borne by Parent or Merger Sub and expressly shall not be a liability or obligation of holders of Shares.

Section 8.3             Counterparts; Effectiveness. This Agreement may be executed in counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument, and shall become effective when one or more counterparts have been signed by each of the parties and delivered (by telecopy, electronic delivery or otherwise) to the other parties. Signatures to this Agreement transmitted by facsimile transmission, by electronic mail in “portable document format” (“.pdf”) form, or by any other electronic means intended to preserve the original graphic and pictorial appearance of a document, will have the same effect as physical delivery of the paper document bearing the original signature.

Section 8.4             Governing Law; Jurisdiction.

(a)            This Agreement, and all claims, causes of action or other Proceedings (whether at Law, in Contract or in tort or otherwise) that may be based upon, arise out of or relate to this Agreement or the negotiation, execution or performance hereof, shall be governed by and construed in accordance with the Laws of the State of New Jersey, without giving effect to any choice or conflict of law provision or rule (whether of the State of New Jersey or any other jurisdiction) that would cause the application of the Laws of any jurisdiction other than the State of New Jersey.

(b)            Each of the parties hereto irrevocably agrees that any Proceeding with respect to this Agreement and the rights and obligations arising hereunder, or for recognition and enforcement of any judgment in respect of this Agreement and the rights and obligations arising hereunder brought by the other party hereto or its successors or assigns, shall be brought and determined exclusively in the Superior Court of the State of New Jersey (or if such court does not have subject matter jurisdiction over such matter, then in any state or federal court located in the State of New Jersey, such courts, collectively, the “Chosen Courts”). Each of the parties hereto hereby irrevocably submits with regard to any such Proceeding for itself and in respect of its property, generally and unconditionally, to the personal jurisdiction of the Chosen Courts and agrees that it will not bring any action relating to this Agreement or any of the transactions contemplated by this Agreement in any court other than the Chosen Courts. Each of the parties hereto hereby irrevocably waives, and agrees not to assert, by way of motion, as a defense, counterclaim or otherwise, in any Proceeding with respect to this Agreement, (A) any claim that it is not personally subject to the jurisdiction of the Chosen Courts, (B) any claim that it or its property is exempt or immune from jurisdiction of any such court or from any legal process commenced in such courts (whether through service of notice, attachment prior to judgment, attachment in aid of execution of judgment, execution of judgment or otherwise), (C) to the fullest extent permitted by applicable Law, any claim that (1) the Proceeding in such court is brought in an inconvenient forum, (2) the venue of such Proceeding is improper or (3) this Agreement, or the subject matter hereof, may not be enforced in or by such courts, and (D) further irrevocably waives, to the fullest extent permitted by applicable Law, the benefit of any defense that would hinder, fetter or delay the levy, execution or collection of any amount to which any party is entitled pursuant to the final judgment of any court having jurisdiction. Each party hereto expressly acknowledges that the foregoing waiver is intended to be irrevocable under the Law of the State of New Jersey and of the United States of America; provided, however, that each such party’s consent to jurisdiction and service contained in this Section 8.4 is solely for the purpose referred to in this Section 8.4 and shall not be deemed to be a general submission to said courts or in the State of New Jersey other than for such purpose. The parties agree that a final judgment in any such Proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by applicable Law. To the fullest extent permitted by applicable Law, each of the parties hereto hereby consents to the service of process in accordance with Section 8.7; provided, that nothing herein shall affect the right of any party to serve legal process in any other manner permitted by Law.

Section 8.5             Remedies. The parties hereto agree and acknowledge that if any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached, irreparable damage would occur, no adequate remedy at law would exist and damages would be difficult to determine, and accordingly (A) each of the parties hereto shall be entitled to, and may seek in the alternative, such remedies as are available at law and in equity, and (B) (i) the parties shall be entitled to seek an injunction or injunctions to prevent breaches of this Agreement and to specific performance of the terms hereof, in each case in the Chosen Court (in the order expressed in Section 8.4(b)), this being in addition to any other remedy to which they are entitled at law or in equity, (ii) the parties hereby waive any requirement for the securing or posting of any bond in connection with the obtaining of any specific performance or injunctive relief and (iii) the parties will waive, in any action for specific performance, the defense of adequacy of a remedy at law. In circumstances where Parent and Merger Sub are obligated to consummate the Merger and the Merger has not been consummated, Parent and Merger Sub expressly acknowledge and agree that the Company and its stockholders shall have suffered irreparable harm, that monetary damages will be inadequate to compensate the Company and its stockholders, and that the Company on behalf of itself and its stockholders shall be entitled (in addition to any other remedy that may be available to it whether in law or equity, including monetary damages) to enforce specifically Parent’s and Merger Sub’s obligations to consummate the Merger. The Company’s pursuit of specific performance at any time will not be deemed an election of remedies or waiver of the right to pursue any other right or remedy to which the Company may be entitled, including the right to pursue remedies for liabilities, obligations or damages incurred or suffered by the Company and its stockholders. In no event shall the parties hereto be entitled to receive both a grant of specific performance of the consummation of the Merger pursuant to this Section 8.5 and monetary damages to which it is entitled for termination of this Agreement pursuant to this Agreement. For the avoidance of doubt, the parties hereto shall be entitled to seek the remedies provided herein in the alternative, and not be required to elect their remedies, in any Proceeding brought to seek redress for the failure of Parent to consummate the Merger pursuant to this Agreement. The parties acknowledge and agree that time is of the essence and that the parties would suffer ongoing irreparable injury for so long as any provision of this Agreement is not performed in accordance with its specific terms, including but not limited to as a result of any dispute over the parties’ obligations to consummate the transactions contemplated by this Agreement. It is accordingly agreed that, as to any claims or Proceedings in which a party seeks specific performance or other equitable relief pursuant to this Section 8.5, the parties shall use their best efforts to seek and obtain an expedited schedule for such proceedings and shall not oppose any party’s request for expedited proceedings.

Section 8.6             Waiver of Jury Trial. EACH OF THE PARTIES HERETO IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

Section 8.7             Notices. All notices and other communications hereunder shall be in writing and shall be deemed given (a) upon personal delivery to the party to be notified; (b) when received when sent by email by the party to be notified; provided, that notice given by email shall not be effective unless (i) a duplicate copy of such email notice is promptly given by one of the other methods described in this Section 8.7, (ii) the receiving party delivers a written confirmation of receipt for such notice either by email or any other method described in this Section 8.7 or (iii) no ”bounce-back” or similar notice is received by the sender; or (c) when delivered by commercial delivery service; in each case to the party to be notified at the following address:

To Parent or Merger Sub:

Luxium Solutions

17900 Great Lakes Parkway

Hiram, OH 44234

Attention: Michael Cahill

Email:

and

SK Capital Partners LP

430 Park Avenue, 18th Floor

New York, NY 10022

Attention: Mario Toukan, Dan Lory, Jim Gaven

Email:

and

Edgewater Capital Partners IV, LP

5005 Rockside Rd Suite PH 1300

Independence, OH 44131

Attention: Ryan Meany

Email:

with a copy (which shall not constitute notice) to:

Latham & Watkins LLP

555 Eleventh Street NW, Suite 1000

Washington, DC 20004

Attention: Nicholas P. Luongo and Mariclaire Petty Brewer

Email: nick.luongo@lw.com and mariclaire.brewer@lw.com

To the Company:

Inrad Optics, Inc.

181 Legrand Avenue

Northvale, NJ 07647

Attention: Amy Eskilson, President and Chief Executive Officer

Email:

with a copy (which shall not constitute notice) to:

Lowenstein Sandler LLP
One Lowenstein Drive
Roseland, New Jersey 07068
Attention: Alan Wovsaniker and Jean N. Samedi, Jr.
Email:         awovsaniker@lowenstein.com and jsamedi@lowenstein.com

or to such other address as any party shall specify by written notice so given, and such notice shall be deemed to have been delivered as of the date so telecommunicated or personally delivered. Any party to this Agreement may notify any other party of any changes to the address or any of the other details specified in this Section 8.7; provided, that such notification shall only be effective on the date specified in such notice or five (5) Business Days after the notice is given, whichever is later. Rejection or other refusal to accept or the inability to deliver because of changed address of which no notice was given shall be deemed to be receipt of the notice as of the date of such rejection, refusal or inability to deliver.

Section 8.8             Assignment; Binding Effect. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned or delegated by any of the parties hereto (whether by operation of law or otherwise) without the prior written consent of the other parties; provided, however, that Parent and Merger Sub may without the consent of the Company (a) assign their rights under this Agreement, in whole or in part, to an Affiliate, (b) collaterally assign their rights under this Agreement to any Person providing bona fide debt financing to Parent or any of its Affiliates (or any agent or trustee on their behalf) or (c) following the Closing to any purchaser of a material portion of Parent’s assets; provided further that no such assignment will relieve Parent or Merger Sub of their obligations under this Agreement. Subject to the first sentence of this Section 8.8, this Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and permitted assigns. Any purported assignment not permitted under this Section 8.8 shall be null and void.

Section 8.9             Severability. Any term or provision of this Agreement that is invalid or unenforceable in any jurisdiction shall, as to that jurisdiction, be ineffective to the extent of such invalidity or unenforceability without rendering invalid or unenforceable the remaining terms and provisions of this Agreement in any other jurisdiction. If any provision of this Agreement is so broad as to be unenforceable, such provision shall be interpreted to be only so broad as is enforceable.

Section 8.10           Entire Agreement. This Agreement, together with the Voting Agreements, the Conversion and Cancellation Agreement and the exhibits and schedules hereto, and the Confidentiality Agreements constitute the entire agreement, and supersede all other prior agreements and understandings, both written and oral, between the parties, or any of them, with respect to the subject matter hereof and thereof.

Section 8.11           Amendments; Waivers. At any time prior to the Effective Time, any provision of this Agreement may be amended or waived if, and only if, such amendment or waiver is in writing and signed, in the case of an amendment, by the Company, Parent and Merger Sub; provided, that after the occurrence of the Company Stockholder Approval, if any such amendment or waiver shall by applicable Law require further approval of the stockholders of the Company, the effectiveness of such amendment or waiver shall be subject to such approval. Notwithstanding the foregoing, no failure or delay by any party hereto in exercising any right hereunder shall operate as a waiver thereof, nor shall any single or partial exercise thereof preclude any other or further exercise of any other right hereunder.

Section 8.12           Headings. Headings of the Articles and Sections of this Agreement are for convenience of the parties only and shall be given no substantive or interpretive effect whatsoever. The table of contents to this Agreement is for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

Section 8.13           No Third-Party Beneficiaries. Each of Parent, Merger Sub and the Company agrees that (a) its representations, warranties, covenants and agreements set forth herein are solely for the benefit of the other parties hereto, in accordance with and subject to the terms of this Agreement, and (b) this Agreement is not intended to, and does not, confer upon any Person other than the parties hereto any rights or remedies hereunder, including the right to rely upon the representations and warranties set forth herein. Notwithstanding the foregoing, (i) each Covered Person and its respective heirs and legal representatives shall be an express third-party beneficiary of and shall be entitled to rely upon Section 5.11, (ii) following the Effective Time, each holder of any Shares or Company Options immediately prior to the Effective Time shall be entitled to rely on Article II and shall be entitled to obtain the Per Share Merger Consideration to which it is entitled pursuant to the provisions hereof (iii) each Company Related Party shall be an express third-party beneficiary of and shall be entitled to rely upon the limitations on liability of the set forth in Section 7.3 and (iv) each holder of any Shares or Company Options immediately prior to the Effective Time shall be a third party beneficiary of Section 8.2(b).

Section 8.14           Interpretation. When a reference is made in this Agreement to an Article or Section, such reference shall be to an Article or Section of this Agreement unless otherwise indicated. Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.” The words “hereof,” “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement, unless the context otherwise requires. The word “or” shall not be deemed to be exclusive. The word “extent” and the phrase “to the extent” when used in this Agreement shall mean the degree to which a subject or other thing extends, and such word or phrase shall not mean simply “if.” All references in this Agreement to “$” or “dollars” shall be to U.S. dollars, unless otherwise stated. All terms defined in this Agreement shall have the defined meanings when used in any certificate or other document made or delivered pursuant hereto unless otherwise defined therein. The definitions contained in this Agreement are applicable to the singular as well as the plural forms of such terms and to the masculine as well as to the feminine and neuter genders of such terms. References in this Agreement to Laws or to specific provisions of Laws shall include all rules and regulations promulgated thereunder, and references to specific Laws, Contracts or specific provisions thereof are to such Laws, Contracts or provisions as amended, restated, supplemented, re-enacted, consolidated, replaced or modified from time to time, in each case as of the applicable date or period of time. Each of the parties has participated in the drafting and negotiation of this Agreement. If an ambiguity or question of intent or interpretation arises, this Agreement must be construed as if it is drafted by all the parties, and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of authorship of any of the provisions of this Agreement. Any document shall be deemed to have been ”made available” to Parent only if such document (i) has been uploaded to the Datasite electronic data room maintained by the Company and its Representatives in connection with the transactions contemplated hereby and was accessible to Parent on or before 9:00 a.m. Eastern Time on the date that is at least one (1) Business Day prior to the date hereof, or (ii) is publicly available in the SEC’s Electronic Data Gathering, Analysis and Retrieval (EDGAR) database as of one (1) day prior to the date hereof.

Section 8.15           Non-Recourse. Notwithstanding anything herein to the contrary, no representative, Affiliate of, or direct or indirect equity owner in, the Company shall have any personal liability to either Parent, Merger Sub or any other Person as a result of the breach of any representation, warranty, covenant, agreement or obligation of the Company in this Agreement, and no representative, Affiliate of, or direct or indirect equity owner in, either Parent or Merger Sub shall have any personal liability to the Company or any other Person as a result of the breach of any representation, warranty, covenant, agreement or obligation of either Parent or Merger Sub in this Agreement. Without limiting the foregoing, this Agreement may only be enforced against, and any claim or cause of action based upon, arising out of, or related to this Agreement may only be brought against, the Persons who are expressly named as parties hereto and then only with respect to the specific obligations set forth herein with respect to such Person.

Section 8.16           Reserved.

Section 8.17           Company Disclosure Letter. Any matter, information or item disclosed in the Company Disclosure Letter delivered under any specific representation, warranty or covenant or subpart thereof, shall be deemed to have been disclosed for all purposes of this Agreement in response to every representation, warranty or covenant in this Agreement in respect of which such disclosure is reasonably apparent on its face. The inclusion of any matter, information or item in the Company Disclosure Letter shall not be deemed to constitute an admission of any liability by the Company to any third party or otherwise imply, that any such matter, information or item is material or creates a measure for materiality for the purposes of this Agreement.

Section 8.18           Definitions.

(a)            Certain Specified Definitions. As used in this Agreement:

“Affiliates” means, as to any Person, any other Person that, directly or indirectly, controls, or is controlled by, or is under common control with, such Person. As used in this definition, “control” (including, with its correlative meanings, “controlled by” and “under common control with”) means the possession, directly or indirectly, of the power to direct or cause the direction of management or policies of a Person, whether through the ownership of securities or partnership or other ownership interests, by Contract or otherwise; provided that, for purposes of this Agreement (other than this proviso), the term “Affiliate” when used with respect to Parent shall not include SK Capital Partners LP, any investment funds advised or managed by SK Capital Partners LP or Edgewater Capital Partners IV, LP or their respective Affiliates or any portfolio company of or advised or managed by any of the foregoing (other than Parent and its Subsidiaries).

“Alternative Acquisition Agreement” means any letter of intent, memorandum of understanding, merger agreement, acquisition agreement or other Contract relating to or that could reasonable expected to lead to an Acquisition Proposal, other than an Acceptable Confidentiality Agreement.

“Antitrust Law” means the Sherman Antitrust Act of 1890, the Clayton Antitrust Act of 1914, the HSR Act, the Federal Trade Commission Act of 1914, and all other Laws, in any jurisdiction, whether domestic or foreign, in each case that are designed or intended to prohibit, restrict or regulate actions having the purpose or effect of monopolization or restraint of trade or significant impediments or lessening of competition or the creation or strengthening of a dominant position through merger or acquisition, in any case that are applicable to the Merger.

“Bribery Legislation” means all and any of the following: the U.S. Foreign Corrupt Practices Act of 1977, as amended; the Organization For Economic Co-operation and Development Convention on Combating Bribery of Foreign Public Officials in International Business Transactions and related implementing legislation; the relevant common law or legislation in England and Wales relating to bribery and/or corruption, including the Public Bodies Corrupt Practices Act 1889; the Prevention of Corruption Act 1906 as supplemented by the Prevention of Corruption Act 1916 and the Anti-Terrorism, Crime and Security Act 2001; the Bribery Act 2010; the Proceeds of Crime Act 2002; and any applicable anti-bribery or anti-corruption related provisions in criminal and anti-competition Laws and/or anti-bribery, anti-corruption and/or anti-money laundering Laws of any jurisdiction in which the Company operates.

“Business Day” means any day other than a Saturday, Sunday or any other day on which commercial banks in New York, New York are authorized or required by Law to remain closed.

“CARES Act” means the Coronavirus Aid, Relief, and Economic Security Act (Public Law 116-136) and all rules, regulations and guidance issued by any Governmental Entity with respect thereto, in each case as in effect from time to time.

“Code” means the U.S. Internal Revenue Code of 1986, as amended.

“Company Benefit Plan” means any “employee benefit plan” (within the meaning of Section 3(3) of ERISA) and any other pension, retirement, profit-sharing, deferred compensation, stock option, change in control, retention, equity or equity-based compensation, stock purchase, employee stock ownership, employment (excluding at-will offer letters that are terminable at any time by the Company without notice and without further liability), termination, individual consulting, severance pay, fringe benefit, vacation, bonus or other incentive plans, medical, retiree medical, vision, dental or other health or welfare benefit plans, or life insurance plan, or other program, policy, agreement, or arrangement, funded or unfunded, or insured or self-insured, providing compensation or benefits (i) that is maintained by the Company for the benefit of any current or former employee, officer, director, individual independent contractor or other non-employee service provider of the Company, or (ii) to which the Company contributes or is obligated to contribute or has any liability, other than a Multiemployer Plan and other than any plan or program maintained solely by a Governmental Entity to which the Company or any of its Affiliates contributes pursuant to applicable Law.

“Company Convertible Notes” means (i) the Subordinated Convertible Promissory Note issued by the Company to Clarex Limited on October 12, 2023 with an original principal amount of $1,500,000 and (ii) the Subordinated Convertible Promissory Note issued by the Company to Welland Limited on October 12, 2023 with an original principal amount of $1,000,000, in each case, as amended.

“Company Equity Award” means a Company Option or other award of Company Securities pursuant to Company Equity Award Plan.

“Company Equity Award Plan” means each of the Company’s 2010 Equity Compensation Program and the 2020 Equity Compensation Program, in each case as amended.

“Company Lease” means any lease, sublease, license and other agreement under which the Company leases, subleases, licenses, uses or occupies (in each case whether as landlord, tenant, sublandlord, subtenant or by other occupancy arrangement), or has the right to use or occupy any real property.

“Company Organizational Documents” means the certificate of incorporation, bylaws or similar organizational documents of the Company.

“Company Policy” means any insurance policy naming the Company or any director, officer or employee thereof as an insured or beneficiary or as a loss payable payee.

“Company-Related Developments” has the meaning set forth in Section 3.15(d).

“Company Stockholder Approval” means the approval and adoption of this Agreement by the affirmative vote of a majority of the votes cast by the holders of the outstanding Shares entitled to vote thereon at an annual or special meeting of the shareholders of the Company, at which a quorum is present in accordance with the NJBCA and the bylaws of the Company.

“Company Warrants” means any warrants to purchase Shares issued upon conversion of any Company Convertible Notes.

“Contract” means any written contract, note, bond, mortgage, indenture, deed of trust, license, lease, agreement, arrangement, commitment or other instrument or obligation that is legally binding.

“COVID-19” means SARS-CoV-2 or COVID-19, and any evolutions thereof or related or associated epidemics, pandemic or disease outbreaks.

“COVID-19 Measures” means (i) any applicable quarantine, “shelter in place,” “stay at home,” workforce reduction, social distancing, shut down, closure, sequester or any other applicable Law, recommendation, decree, judgment, injunction or other order, directive, guidelines or recommendations by any Governmental Entity or public health authority, including the Centers for Disease Control and Prevention and the World Health Organization, in connection with or in response to COVID-19, including, the CARES Act, Families First Act and American Rescue Plan Act of 2021 or (ii) any other reasonable measures, changes in business operations or other practices, affirmative or negative, adopted in good faith by the Company for the protection of the health or safety of the employees, vendors and service providers of the Company or any other natural persons, in each case (A) that are substantially consistent with actions taken by others in the industries or geographic regions in which the affected businesses of the Company operate and (B) in connection with or in response to COVID-19 or any other global or regional health event or circumstance.

“Data Security Requirements” means, collectively, all applicable (i) Laws, guidance, or standards relating to the privacy, security, or Processing of Personal Information, data breach notification, website and mobile application privacy policies and practices, the Processing and security of payment card information, wiretapping, the interception of electronic communications, the tracking or monitoring of online activity, and email, text message, or telephone communications; (ii) rules, policies, and procedures relating to the Processing of Personal Information and (c) industry standards applicable to the Company.

“Effective Time Share” means each Share that is issued and outstanding immediately prior to the Effective Time, other than Cancelled Shares.

“Environmental Law” means any Law (i) relating to pollution or the protection, preservation or restoration of the environment (including air (including indoor air), surface water, groundwater, drinking water supply, sediment, surface land, soil vapor, subsurface land, plant and animal life or any other natural resource), or any exposure to or release of, or the management of (including the use, storage, recycling, treatment, generation, transportation, processing, handling, labeling, production or disposal of) any Hazardous Materials or (ii) that regulates, imposes liability (including for enforcement, investigatory costs, cleanup, removal or response costs, natural resource damages, contribution, injunctive relief, personal injury or property damage) or establishes standards of care with respect to any of the matters set forth in section (i) of this provision.

“Environmental Permit” means any permit, certificate, registration, notice, approval, identification number, license or other authorization required under any applicable Environmental Law.

“Equity Interests” means, for any Person, any (i) shares or units of capital stock or voting securities, or other ownership interests (whether voting or nonvoting) in such Person, (ii) other interest or participation (including phantom shares, units or interests or stock appreciation rights) in such Person that confers on the holder thereof the right to receive a share of the profits and losses of, or distribution of assets of, such Person or a payment from such Person based on or resulting from the value or price of any of the interests in the foregoing clause (i), (iii) subscriptions, calls, warrants, options, market stock units, stock performance units, restricted stock units, derivative contracts, forward sale contracts or commitments of any kind or character related to, or entitling any Person or entity to purchase or otherwise acquire any of the interests in the foregoing clauses (i) and (ii) from such Person, or (iv) securities convertible into or exercisable or exchangeable for any of the interests in the foregoing clauses (i)–(iii).

“ERISA Affiliate” means, with respect to any entity, trade or business, any other entity, trade or business that is a member of a group described in Section 414(b), (c), (m) or (o) of the Code that includes or included the first entity, trade or business.

“Excluded Party” means any Person or group of Persons from which the Company first receives, after the execution of this Agreement and at or prior to the No-Shop Period Start Date, a written Acquisition Proposal.

“Government Contract” means any Contract, including any teaming agreement or arrangement, joint venture, basic ordering agreement, pricing agreement, letter agreement or other similar arrangement of any kind, between the Company on the one hand, and (a) any Governmental Entity, (b) any prime contractor to a Governmental Entity in its capacity as a prime contractor, or (c) any subcontractor with respect to any Contract described in clause (a) or clause (b) above, on the other hand. A task, purchase or delivery order under a Government Contract shall not constitute a separate Government Contract, for purposes of this definition, but shall be part of the Government Contract to which it relates.

“Governmental Entity” means any federal, state, local or foreign government, any transnational governmental organization or any court of competent jurisdiction, arbitral body, administrative agency or commission or other governmental, quasi-government, regulatory or judicial authority or instrumentality, domestic or foreign.

“Group” has the meaning as used in Section 13(d) of the Exchange Act.

“Hazardous Materials” means all substances defined or regulated as hazardous, toxic, a pollutant or a contaminant under any Environmental Law, including any regulated pollutant or contaminant (including any constituent, raw material, product or by-product thereof), petroleum or natural gas hydrocarbons or any liquid or fraction thereof, petroleum based products or byproducts, asbestos or asbestos-containing material, polychlorinated biphenyls, chlorinated solvents, per- or polyfluoroalkyl substances, any hazardous or solid waste, and any toxic, radioactive, infectious or hazardous substance, material or agent.

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976.

“In-the-Money Option” means any Company Option that is outstanding immediately prior to the Effective Time, with an exercise price that is less than the Per Share Merger Consideration.

“Indebtedness” means, with respect to any Person, without duplication, as of the date of determination: (i) all obligations of such Person for borrowed money, including accrued and unpaid interest, and any prepayment fees or penalties, (ii) all obligations of such Person evidenced by bonds, debentures, notes or similar instruments, (iii) all lease obligations of such Person required to be capitalized on the books and records of such Person, (iv) all Indebtedness of others secured by a Lien on property or assets owned or acquired by such Person, whether or not the Indebtedness secured thereby has been assumed, (v) all letters of credit or performance bonds issued for the account of such Person, to the extent drawn upon, (vi) obligations related to hedging, swaps or similar arrangements, (vii) obligations under any deferred purchase price arrangements and (viii) all guarantees of such Person of any Indebtedness of any other Person other than a wholly owned subsidiary of such Person.

“Intellectual Property” means all intellectual property and similar proprietary rights existing anywhere in the world associated with: (i) patents and patent applications, including continuations, divisionals, continuations-in-part, reissues or reexaminations and patents issuing thereon (collectively, “Patents”), (ii) trademarks, service marks, trade dress, logos, corporate names, trade names and Internet domain names, together with the goodwill associated with any of the foregoing, and all applications and registrations therefor (collectively, “Marks”), (iii) copyrights (including such rights in software) and registrations and applications therefor, and works of authorship (collectively, “Copyrights”), (iv) designs, databases and data compilations, and (v) trade secrets and other proprietary and confidential information, including know-how, inventions (whether or not patentable), processes, formulations, technical data and designs, in each case excluding any rights in respect of any of the foregoing that comprise or are protected by Patents (collectively, “Trade Secrets”).

“IT Systems” means any software (including object code, binary code, source code, libraries, routines, subroutines or other code, and including commercial, open-source and freeware software), systems, servers, computers, hardware, firmware, middleware, networks, data communications lines, routers, hubs, switches and all other information technology equipment, and all associated documentation used in connection with the operation of the business of the Company.

“Knowledge” means (i) with respect to Parent and its Subsidiaries, the actual knowledge of the individuals listed in Section 8.18(a)(i) of the Parent Disclosure Schedule and (ii) with respect to the Company, the actual knowledge of the individuals listed in Section 8.18(a)(ii) of the Company Disclosure Letter.

“Lien” means any lien, mortgage, pledge, conditional or installment sale agreement, encumbrance, covenant, condition, restriction, charge, option, right of first refusal, easement, security interest, deed of trust, right-of-way, encroachment, occupancy right, community property interest or other restriction of any nature.

“Material Adverse Effect” means, with respect to the Company, any change, effect, event, occurrence or development that, individually or in the aggregate, (x) has or would reasonably be expected to have a material adverse effect on the business, operations or financial condition of the Company taken as a whole, or (y) would reasonably be expected to prevent the consummation by the Company of the Merger prior to the End Date, excluding, however, in the case of clause (x), the impact of (i) changes or developments in domestic, foreign or global markets, including (A) changes or developments in or affecting the regional, domestic or any foreign securities, equity, credit, currency or financial markets, including supply chain disruptions and labor shortages, (B) changes or developments in or affecting regional, domestic or any foreign interest or exchange rates, including changes in inflation and (C) any suspension of trading in securities (whether equity, debt, derivative or hybrid securities) generally on any domestic or foreign securities exchange or over-the-counter market, (ii) changes or developments in domestic, foreign or global economic conditions generally, (iii) changes in legislative conditions or Law or any changes or developments in the official interpretation or enforcement thereof by Governmental Entities, (iv) changes in regional, domestic, foreign or global political or geopolitical conditions (including the outbreak or escalation of war or hostilities, military actions, acts of civil unrest, civil disobedience, protests, public demonstrations, insurrection, acts of terrorism), military activity, sabotage, national or international calamity or any other similar event, including any worsening of such conditions or events threatened or existing on the date hereof, (v) changes or developments in the business conditions affecting the industries in which the Company operates, (vi) epidemics, pandemics or disease outbreaks (including COVID-19), power outages, weather conditions or other acts of God (including storms, earthquakes, tornados, floods or other natural disasters), or compliance by the Company with COVID-19 Measures, (vii) changes or proposed changes in GAAP or other accounting standards or any official interpretation or enforcement thereof, (viii) the execution (or the process leading to the execution), announcement, or existence of, or performance under, this Agreement or the transactions contemplated hereby, including any Proceeding relating thereto or any termination of, reduction in or similar negative impact on relationships, contractual or otherwise, with any customers, suppliers, distributors, partners or employees of the Company due to the announcement of this Agreement or the identity of the parties to this Agreement, or the performance of this Agreement and the transactions contemplated hereby (provided that the exception in this clause (viii) shall not apply to any representation or warranty expressly addressing the announcement of this Agreement or consummation of the transactions contemplated hereby), including compliance with the covenants set forth herein, (ix) any decline in the trading price or trading volume of the Shares or any change in the ratings or ratings outlook for the Company or the failure to meet any published analyst estimates or expectations of the Company’s revenue, earnings or other financial performance or results of operations for any period, in and of itself, or any failure by the Company to meet its internal or published projections, guidance, budgets, forecasts, plans or estimates (provided, that the underlying causes thereof may be considered in determining whether a Material Adverse Effect has occurred if not otherwise excluded hereunder), (x) any action taken or omitted to be taken by the Company at the written request or consent of Parent, (xi) any Proceeding threatened, made or brought by any of the current or former stockholders of the Company (or on their behalf or on behalf of the Company) against the Company or any of its directors, officers or employees arising out of this Agreement or the Merger, (xii) Parent’s or Merger Sub’s announcement or other public disclosure of its plans or intentions with respect to the conduct of the business (or any portion thereof) of the Company, and (xiii) the availability or cost of equity, debt or other financing to Parent or Merger Sub (except, in the case of each of clauses (i), (ii), (iii), (iv), (v), (vi) or (vii), to the extent that the related impact has had or would reasonably be expected to have a materially disproportionate adverse effect on the Company relative to companies of a similar size operating in the industries in which the Company conducts business, in which case the incremental disproportionate impact shall be taken into account when determining whether a “Material Adverse Effect” has occurred).

“Order” means any charge, order, writ, injunction, judgment, decree, ruling, determination, directive, award or settlement, whether civil, criminal or administrative.

“Parent Material Adverse Effect” means, with respect to Parent, any fact, change, circumstance, event, occurrence, condition or development that, individually or in the aggregate, would prevent Parent or Merger Sub from timely consummating the transactions contemplated hereby (including the Merger).

“Per Share Merger Consideration” means an amount equal to $1.10 per Share.

“Permitted Lien” means (i) any Lien for Taxes not yet due and payable or that are being contested in good faith by appropriate Proceedings or for which adequate reserves have been established by the Company in accordance with GAAP, (ii) vendors’, mechanics’, materialmen’s, carriers’, workers’, landlords’, repairmen’s, warehousemen’s, construction and other similar Liens (A) with respect to liabilities that are not yet due and payable or, if due, are not delinquent or (B) that are being contested in good faith by appropriate Proceedings and for which adequate reserves (based on good faith estimates of management) have been set aside for the payment thereof or (C) arising or incurred in the ordinary and usual course of business and which are not, individually or in the aggregate, material to the business operations of the Company and do not materially adversely affect the market value or continued use of the asset encumbered thereby, (iii) Liens imposed or promulgated by applicable Law or any Governmental Entity with respect to real property, including zoning, building or similar restrictions but only to the extent that the Company and its assets are materially in compliance with the same, (iv) pledges or deposits in connection with workers’ compensation, unemployment insurance, and other social security legislation, (v) Liens relating to intercompany borrowings among a Person and its wholly owned Subsidiaries, (vi) utility easements, minor encroachments, imperfections in title, charges, easements, rights of way (whether recorded or unrecorded), restrictions, declarations, covenants, conditions, defects and similar Liens, but not including any monetary Liens, that are imposed by any Governmental Entity having jurisdiction thereon or otherwise are typical for the applicable property type and locality as do not individually or in the aggregate materially interfere with the present occupancy or use or market value of the respective Company Lease (or leased real property subject thereto) or otherwise materially impair the business operations of the Company, (vii) non-exclusive Intellectual Property licenses, (viii) Liens that are released at or prior to Closing and (ix) Liens that would not reasonably be expected to, individually or in the aggregate, impair in any material respect the business of the Company as currently conducted or detract in any material respect form the use, occupancy, value or marketability of the property subject to such Lien.

“Person” means an individual, a corporation, a partnership, a limited liability company, an association, a trust or any other entity, group (as such term is used in Section 13 of the Exchange Act) or organization, including a Governmental Entity and any permitted successors and assigns of such person.

“Personal Information” means information about an identified or identifiable individual and/or information that can be used (directly or indirectly) to identify a natural person or device, or is otherwise defined “personal data,” “personal information,” “PII,” “PHI,” or any equivalent term under applicable laws.

“Proceeding” means any action, suit, claim, hearing, arbitration, litigation or other proceeding, in each case, by or before any Governmental Entity.

“Process”, “Processed” or “Processing” means any operation or set of operations which is performed on Personal Information, such as the use, collection, processing, storage, recording, organization, adaption, alteration, transfer, retrieval, consultation, disclosure, dissemination or combination of such Personal Information, and/or is considered “processing” by any applicable Law or Data Security Requirements.

“Product Liability Claims” has the meaning set forth in Section 3.17(a).

“Products” means all products, including any and all ingredients, components or subparts, raw materials, finished goods or products in inventory, that have been designed, developed, manufactured, mixed, blended, processed, filled, stored, handled, shipped, transported, distributed, advertised, labeled, packaged, marketed, offered, sold, or otherwise made commercially available by or on behalf of the Company.

“Representative” means, with respect to any Person, its directors (or Persons performing similar roles), officers (or Persons performing similar roles), employees, attorneys, investment bankers or other agents.

“Sanctioned Country” means, at any time, a country or territory that is itself the target of comprehensive Sanctions (currently, Cuba, Iran, North Korea, Syria, the Crimea region of Ukraine, the so-called Donetsk People’s Republic region of Ukraine, and the so-called Luhansk People’s Republic region of Ukraine).

“Sanctioned Person” means any Person that is the target of Sanctions, including (i) any Person listed in any Sanctions-related list of designated Persons maintained by the Office of Foreign Assets Control of the U.S. Department of the Treasury (“OFAC”) or the U.S. Department of State, the United Nations Security Council, the European Union, any member state of the European Union, or the United Kingdom; (ii) any Person located, organized, or resident in a Sanctioned Country; (iii) the government of a Sanctioned Country or the Government of Venezuela; or (iv) any Person 50% or more owned or controlled by any such Person or Persons or acting for or on behalf of such Person or Persons.

“Sanctions” means economic or financial sanctions or trade embargoes imposed, administered or enforced from time to time by (i) the U.S. government, including those administered by OFAC or the U.S. Department of State, or (ii) the United Nations

“Specified Stockholders” means, collectively, Clarex Limited, Welland Limited, Amy Eskilson, William Foote, Dennis Romano, Rick Strandlund, Jan Winston, Luke LaValle, George Murray and Theresa Balog.

“Subsidiaries” of any party means any corporation, partnership, association, trust or other form of legal entity of which (i) 50% or more of the voting power of the outstanding voting securities are directly or indirectly owned by such party or (ii) such party or any Subsidiary of such party is a general partner.

“Tax” or “Taxes” means any and all federal, state, local or non-U.S. taxes imposed by any Taxing Authority, including all net income, gross receipts, capital, sales, use, ad valorem, value added, transfer, franchise, profits, inventory, capital stock, license, withholding, payroll, employment, social security, unemployment, excise, severance, environmental, stamp, occupation, premium, and property (real or personal) taxes, or any other amounts imposed by any Governmental Entity in the nature of a tax, whether or not disputed, including any and all interest, penalties, additions to tax or other amounts imposed by any Taxing Authority with respect thereto.

“Tax Return” means any return, declaration, report or similar filing, including any schedule or attachment thereto, and including any amendment thereof, filed or required to be filed with respect to Taxes, including any information return, claim for refund, amended return, or declaration of estimated Taxes.

“Taxing Authority” means any Governmental Entity responsible for the administration or the imposition of any Tax.

“Trade Control Laws” has the meaning set forth in Section 3.7(d).

“Voting Agreement” has the meaning set forth in the recitals.

“Willful Breach” means an intentional and willful failure to perform any covenant of this Agreement in any material respect that is the consequence of an action or omission where such action or omission is, to the Knowledge of Parent or the Company, as applicable, a breach of such covenant.

(b)           The following terms are defined elsewhere in this Agreement, as indicated below:

Section

Agreement	Preamble
Book-Entry Shares	2.1(a)
Cancelled Shares	2.1(b)
Certificate	2.1(a)
Certificate of Merger	1.3
Chosen Courts	8.4(b)
Closing	1.2
Closing Date	1.2
Company Board	Recitals
Company Board Recommendation	Recitals
Company Disclosure Letter	Article III
Company Material Contracts	3.16(a)
Company Option	2.2(a)(i)
Company Registered Intellectual Property	3.15(a)
Company SEC Documents	3.4(a)
Company Securities	3.2(b)
Company Termination Fee	7.3(a)
Confidentiality Agreements	5.3(c)
Conversion and Cancellation Agreement	Recitals
Covered Persons	5.11(a)
Effective Time	1.3
End Date	7.1(b)
Enforceability Exceptions	3.3(a)
Exchange Act	3.3(b)
GAAP	3.4(b)
IRS	3.9(a)
Law	3.7(a)
Laws	3.7(a)
Letter of Transmittal	2.4(c)
Merger	Recitals

Merger Amounts	4.5(a)
Merger Sub	Preamble
Multiemployer Plan	3.9(c)
NJBCA	Recitals
Parent	Preamble
Parent Disclosure Schedule	Article IV
Paying Agent	2.4(a)
Payment Fund	2.4(b)
SEC	Article III
Securities Act	3.4(a)
Share	2.1(a)
Subsequent Company SEC Documents	3.4(a)
Surviving Corporation	1.1
Takeover Statute	3.20
Transaction Approvals	3.3(b)

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and delivered as of the date first above written.

INRAD OPTICS, INC.

By:	/s/ Amy Eskilson
Name: Amy Eskilson
Title: President and Chief Executive Officer

[Signature Page to Merger Agreement]

LUXIUM SOLUTIONS, LLC

By:	/s/ Michael Cahill
Name: Michael Cahill
Title: President and Chief Executive Officer

INDIGO MERGER SUB, INC.

By:	/s/ Andrew Rashid
Name: Andrew Rashid
Title: President and Secretary